                                     REPORT
                                     ------

                                     ON THE
                                     ------

                       DETERMINATION OF THE BUSINESS VALUE
                       -----------------------------------

                                       OF
                                       --

                                   CELANESE AG
                                   -----------

                               AS OF JULY 31, 2004
                               -------------------

                              COURTESY TRANSLATION
                              --------------------

1.   Subject of Engagement                                                     4
2.   Execution of Engagement                                                   4
3.   Information and Documents Used                                            8

1.   Legal Background                                                         10
2.   Economic Background                                                      12

1.   Preliminary Remarks                                                      20
2.   Capitalized Earnings Value                                               21
3.   Cut-Off Date Principle                                                   23
4.   Synergies                                                                23
5.   Separately Valued Assets                                                 24
6.   Liquidation Value                                                        24
7.   Net Asset Value                                                          24
8.   Stock Market Value                                                       25
9.   Date of Business Valuation                                               27

1.   Methodical Approach                                                      28
2.   Accounting and Internal Reporting                                        29
3.   Analysis of Past Results                                                 29
     3.1.   Preliminary Remarks                                               29
     3.2.   Results of Operations                                             30
     3.3.   Normalization                                                     35
     3.4.   Analysis of Sales and EBITDA for the Individual Segments          37
4.   Analysis of Planning                                                     45
     4.1.   Group planning of the Company                                     45
     4.2.   Planning of the operating segments and other activities           51
5.   Capitalization Rate                                                      61
     5.1.   Base Interest Rate                                                61
     5.2.   Risk Premium                                                      62
     5.3.   Taxes                                                             63
     5.4.   Growth Discount                                                   64

6.   Determination of the Capitalized Earnings Value                          65
     6.1.   Quantification and Calculation of the Capitalized
               Earnings Value                                                 65
     6.2.   Non-Operating Assets                                              66
     6.3.   Stock options                                                     67
7.   Business Value, Settlement and Compensation per share                    67
8.   Stock Market Price                                                       71
9.   Special Difficulties                                                     74

ABBREVIATIONS

AG                 Aktiengesellschaft (Journal)

AktG               German Stock Corporation Act

Art.               Article

BGH                Federal Court of Justice

BVerfG             Federal Constitutional Court

CAPM               Capital asset pricing model

DB                 Der Betrieb (Journal)

EBIT               Earnings before interest and taxes

EBITDA Earnings before interest, taxes, depreciation and amortization

EBT                Earnings before taxes

e.g.               exempli gratia (for example)

EUR                Euro

EUR m              Millions of EUR

HGB                German Commercial Code

GG                 Basic Constitutional Law

IDW                Institute of Certified Public Accountants in Germany

IDW Standard S 1   IDW Standard S 1 dated June 28, 2000, "Standards for the
                   Valuation of Business Enterprises" issued by the IDW
i.e.               id est (that is)

OLG                Higher Regional Court

p.a.               Per annum

p.                 Page

USA                United States of America

US GAAP            US Generally Accepted Accounting Principles

WPO                Bye-Law for Certified Public Accountants

WpUG-Angebots-VO   German Securities Takeover Offer Bye-Law

ZGR                Zeitschrift fur Gesellschaftsrecht (Journal)

For simplification, any rounding differences in the tables presented in this report have not been adjusted.

The financial and asset position as well as the profitability of Celanese AG, which will be discussed in the following, are representing the consolidated group accounts for the period under review.

A    ENGAGEMENT AND EXECUTION OF ENGAGEMENT

1.   SUBJECT OF ENGAGEMENT

BCP Crystal Acquisition GmbH & Co. KG, Kronberg i.Ts. (in the following BCP), whose indirect sole partner is Blackstone Crystal Holdings Capital Partners IV (Cayman) Ltd. currently holds 84.32% of the voting shares of Celanese AG, Kronberg i.Ts. The management board of Celanese AG and the management of BCP have decided to take all necessary steps to conclude a domination and profit and loss transfer agreement pursuant to Secs. 291 et seq. AktG. This will require approval by the supervisory board of Celanese AG and by shareholders holding 75 % of the share capital represented at the shareholders' meeting of Celanese AG. The outside shareholders are to be offered appropriate compensation pursuant to Sec. 304 AktG or a settlement pursuant to Sec. 305 AktG.

The management of BCP and the management board of Celanese AG therefore engaged us to present a report on the business value of Celanese AG and on the amount of appropriate compensation and settlement as of July 31, 2004 based on the "Standards for the Valuation of Business Enterprises" set forth in IDW Standard S 1. The German Stock Companies Act and highest court rulings have also been considered. The extraordinary shareholders' meeting of Celanese AG, which is to adopt the resolution on the domination and profit and loss transfer agreement, will take place on the aforementioned date (July 30 and July 31, 2004).

In this report, we shall explain our examination procedures and calculations for computing the business value, appropriate compensation and settlement in detail.

2.   EXECUTION OF ENGAGEMENT

Based on the purpose of the valuation, we performed our investigation in accordance with IDW Standard S 1 dated June 28, 2000, "Standards for the Valuation of Business Enterprises" of the Institute of Certified Public Accountants in Germany ("IDW Standard S 1"). This Statement allows the use of both the capitalized earnings method and the discounted cash flow method.

The capitalized earnings method and the discounted cash flow method are based on the same concept; they both determine the present value of future net earnings. Given the same valuation assumptions and simplifications, especially as to financing, both methods yield the same business values.

In accordance with highest court rulings, we used the capitalized earnings value for our business valuation.

The purpose of our report is to determine an objective value of the Company as an independent expert. As an impartial expert, the auditor applies his or her expert knowledge to determine an objective business value using transparent methods independent of the individual value perceptions of the parties concerned. The objective business value is a typical future earnings value realized when the enterprise continues as a going concern in an unchanged form, taking into account all realistic future prospects in the context of its market risks and rewards, financial opportunities and other influencing factors.

We would like to emphasize that the business value that we have determined is not representative of a price for the enterprise negotiated by independent parties.

We reviewed the consolidated financial statements of Celanese AG available for fiscal years 2001 to 2003 in accordance with US GAAP (exempting consolidated financial statements pursuant to Sec. 292a HGB ["Handelsgesetzbuch": German Commercial Code]) audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft and the audit reports to ascertain whether and to what extent the anticipated future earnings based on the planning prepared by the management board of the Company appear plausible in the light of past earnings. We therefore adjusted and normalized past results to take account of coincidental and extraordinary effects and effects not related to the period or due to accounting policy.

We wish to emphasize that the scope of our reviews and work regarding the financial statements and consolidated financial statements of the Company do not constitute an audit in accordance with the generally accepted standards for the audit of financial statements and that therefore we cannot and will not render an audit opinion on the financial and other data contained in our report. As a result, our responsibility and liability is limited to the due professional care to be exercised in this respect.

We reviewed the business planning prepared by the management board of Celanese AG for the years 2004 to 2008, including the underlying assumptions and all other key data for the individual companies, and assessed the

o    clerical accuracy;

o consistency of the accounting and valuation principles applied in the planning with the accounting principles applied in the financial statements as well as the consistency thereof during the planning period;

o consistency of significant planning assumptions throughout the planning period; and

o plausibility of the planning in view of past performance and generally available industry and overall economic data.

We carried out our analysis largely on the basis of the planning documents submitted to us and the information supplied to us by the management board and executive staff from the Company's accounting and financial control departments as well as the individual segments with regard to the relevant planning assumptions.

Our investigation did not involve any direct contact with or inquiries to third parties, e.g. key customers and suppliers, nor did we inspect or review major contracts and/or customer files or order files.

We accept no liability and responsibility for the materialization of the assumptions and results contained in the planning and/or action to be taken, nor do we accept liability for the outcome of future business activities. The management board of Celanese AG has sole responsibility for planning. Our liability and responsibility are therefore restricted to the due professional care to be exercised when performing a critical appraisal and review.

We have recorded our analyses and calculations connected with the business valuation in our working papers.

We carried out our work intermittently from April 28, 2004 to June 17, 2004, on the Company's premises in Kronberg and in our offices in Eschborn. The management board and other employees of the Company and the subsidiaries named to us willingly supplied us with all the requested information and supporting documents.

The valuation date is July 31, 2004, the second day of the extraordinary shareholders' meeting of Celanese AG as the day of the anticipated resolution with regard to the domination and profit and loss transfer agreement.

Should material changes occur in the period between the issue of our report on June 17, 2004 and the adoption of the resolution by the shareholders' meeting of Celanese AG, these would have to be considered.

The management board of Celanese AG provided us with a management representation letter confirming that all information, data and supporting documents they deem to be necessary have been provided to us fully and correctly for the evaluation of the business planning for 2004 to 2008 and that the management board and the employees named to us have presented their planning considerations in full. The management board of Celanese AG also confirmed that all the information required to perform the business valuation was provided to us in full and adequately reflects their knowledge and judgment.

The General Engagement Terms for "Wirtschaftsprufer und
Wirtschaftsprufungsgesellschaften" as issued by the IDW on January 1, 2002, which we have attached as an exhibit to this report, are an integral part of this engagement relative to our responsibility and liability, also in relation to third parties.

We have replaced the limitations of EUR 4m and EUR 5m as provided for in No. 9
(2) of the General Engagement Terms issued by the IDW on January 1, 2002 by the amount of EUR 10m pursuant to Sec. 54a (1) No. 2 WPO.

Our report is expressly intended solely for the computation of a business value to determine appropriate compensation and settlement pursuant to Secs. 304 and 305 AktG for purposes of concluding a domination and profit and loss transfer agreement.

Our report is only intended for distribution to third parties (e.g. shareholders) by the clients within the scope of Sec. 293a (1) AktG. In this connection, the clients have agreed to hold us harmless from all third-party claims should the report be distributed by them to third parties above and beyond the provisions of Sec. 293a (1) AktG.

3.   INFORMATION AND DOCUMENTS USED

Our expert opinion is based on data and information available as of June 17, 2004. This data and information derives from the work described in Section A.2. in conjunction with the information and supporting documents supplied to us by the management board and executive staff of the Company and its subsidiaries. We included information from generally available sources of data specific to the Company or the industry or overall economic data which had to be considered in order to apply due professional care. In executing our engagement, the following documents in particular were available to us:

o Audit reports on the consolidated financial statements of Celanese AG for fiscal years 2001 to 2003 prepared in accordance with US GAAP with exempting effect pursuant to Sec. 292a HGB, which were audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
     Wirtschaftsprufungsgesellschaft and received an unqualified audit opinion

o Audited financial statements of the major German and foreign subsidiaries included in the business planning for fiscal years 2001 to 2003

o    Quarterly financial statements of Celanese AG for the first quarter of 2004

o Actuarial reports of the companies included in the business planning concerning their accruals for phased retirement, long-service awards and pensions in accordance with US GAAP as of December 31, 2003

o Long-term actuarial calculations by Hoechster Pensions Benefits Services GmbH, Frankfurt am Main, for the future pension benefit obligations and similar obligations in accordance with US GAAP in Germany

o Long-term actuarial calculations by Towers Perrin for the future pension benefit obligations in accordance with US GAAP in the United States and Canada

o Business planning for 2004 to 2008, consisting of forecast 2.0 for 2004 and the mid-term planning for 2005 to 2008 by segments and selected business lines.

Apart from the management board, information was mainly provided by:

Name                 Function
-----------------------------------------------------------------------------
Tina Beier           Acetate, Director, Business Controller

Moubray Beaty        Ticona GmbH, Vice President, Controller

Michael Grom         Vice President, Controller/Financial Shared Services

Peter Jakobsmeier    Vice President, Corporate Treasurer

Abbas Kashani-Poor   Head of Corporate Finance/Cash Management

Walter Keller        Nutrinova GmbH, Head of Finance and Accounting

Blane Peery          BU Chemicals, Business Planning and Analysis

Kris Radhakrishnan   Chemicals, Vice President Finance and Controller

Robert Resh          Captives

Roger Steakley       BU Chemicals

Steve Sterin         BU Chemicals, Business Planning and Analysis

Altfried Schrader    Head of Corporate Tax

Carsten Simon        Director, Business Planning and Analysis

Andy Spathakis       Vice President, Tax

Dirk Steinmetz       Manager, Financial and Cost Accounting/Financial Shared
                     Services

Jay Townsend         Vice President, Business Planning and Analysis

Donna Wegner         Director, Consolidation and Reporting

B    LEGAL AND ECONOMIC BACKGROUND

1.   LEGAL BACKGROUND

Celanese AG was formed on November 22, 1996 by Hoechst Aktiengesellschaft as DIOGENES Erste Vermogensverwaltungs Aktiengesellschaft until October 21, 1999. By resolution of the shareholders' meeting of Hoechst Aktiengesellschaft on July 15 and 16, 1999, the main activities from the industrial chemicals area of Hoechst Aktiengesellschaft and a number of other divisions and activities were spun off to Celanese AG. This demerger was retroactive as of January 2, 1999 and took effect on entry in the commercial register on October 22, 1999. All shares in Celanese AG were distributed to the shareholders of Hoechst Aktiengesellschaft as part of the spin-off.

Celanese AG has issued globally registered no-par shares. These shares are traded at the stock exchange in Frankfurt am Main (stock exchange symbol: CZZ) in EUR.

Celanese AG is entered in department B under No. 5277 in the commercial register of the local court of Konigstein im Taunus.

The current articles of incorporation are dated September 2003. Celanese AG's fiscal year is the calendar year.

The current structure of the Group is presented in the following chart:

                              [Flow Chart Omitted]

The share capital of Celanese AG amounted to EUR 140m as of December 31, 2003 and is divided into 54,790,369 registered no-par shares. 49,321,468 of these shares were outstanding as of December 31, 2003.

On December 16, 2003, BCP, advised by "The Blackstone Group", announced its intention to make a voluntary public tender offer for all outstanding shares in Celanese AG for a price of EUR 32.50 (excluding interest) per share. This voluntary public tender offer was published on February 2, 2004. The offer stated the intention to conclude a domination and profit and loss transfer agreement. By the end of the offer period and the extended offer period on April 19, 2004, 84.32% of the outside shareholders had accepted the offer by BCP. The management board then announced on April 28, 2004 its decision to take all steps necessary to conclude a domination and profit and loss transfer agreement with BCP.

2.   ECONOMIC BACKGROUND

(1)  OPERATING AREAS

The operating activities of Celanese AG are focused on basic and performance chemicals, acetate products, technical polymers and food additives. Celanese AG operates in the four business segments Chemical Products, Acetate, Ticona and Performance Products. The Chemical Products segment was introduced in the fourth quarter of 2003; it mainly comprises the former segments acetyl products and chemical intermediates.

The four business segments are supported by Other Activities, which primarily pools the holding functions at the various locations.

The Company employs 9,500 people worldwide and operates production facilities in North and Central America, Europe and the Pacific. Celanese AG has a total of 24 production sites and six research locations.

The segments of Celanese AG are described below.

A)   CHEMICAL PRODUCTS

The Chemical Products segment is the Company's largest segment, accounting for sales of EUR 2,713m in fiscal year 2003 and approx. 67% of consolidated sales. The segment generated EBITDA of EUR 272m before special charges and the cost of stock appreciation rights in 2003, contributing 65% of total consolidated EBITDA before special charges and the cost of stock appreciation rights. Over 5,000 people were employed in this segment around the world in fiscal year 2003.

The segment mainly consists (with declining portion) of the following product lines: acetyl, acetyl derivatives and emulsions. The main products of the acetyl product line are basic chemicals such as acetic acid and vinyl acetate monomer
(VAM), which are used for a wide range of products in the chemical, pharmaceutical and pesticide industries. The other product lines mainly contain the performance chemicals. These include in particular emulsions and polyvinyl alcohols, which are mostly used in water-based paint, varnish, adhesives and in the paper-making industry. The main raw materials are natural gas, methanol and ethylene. Natural gas is used as a raw material for production as well as for energy generation. Methanol can be purchased directly or produced from natural gas.

The segment's operating result is dependent on sales volume as well as the volatility of raw materials and energy prices and its ability to pass these changes on to customers. The segment's ability to pass on increases in raw materials prices to end customers through sale prices is mainly influenced by the utilization of global production capacity although the segment does have formula pricing on some products whereby it is able to pass on raw material price changes. Such capacity utilization is essentially determined by global economic growth as the segment's main products are basic chemicals and by capacity additions. Apart from these factors, the segment's operating result is also dependent on exchange rate fluctuations, especially the US dollar against the EUR. These exchange rate fluctuations are offset to some extent by a natural hedge as the sales are mostly invoiced in US dollars and a large proportion of the segment's production facilities are located in the United States. Various productivity initiatives also have an impact on the operating results.

According to the Company, its main competitors in this segment are BP, Dow Chemicals, Acetex, Eastman Chemicals, Du Pont, Millennium and BASF.

Of the segment sales for fiscal year 2003, North America and Europe/Africa accounted for 40% each, Asia/Australia for 17% and the rest of the world for 3%. Asia will be the strongest growth region in the future.

B)   ACETATE

The Acetate segment contributed EUR 578m or 14% to the consolidated sales of Celanese AG in fiscal year 2003. Its contribution to consolidated EBITDA before special charges and the cost of stock appreciation rights was EUR 73m or 17%.

The acetate business mainly involves the manufacture and sale of cellulose acetate tow and fibers (filament) and the intermediate product acetate flake. The acetate tow product line, which includes acetate flake, was the most important area of the business in 2003 with 82% of segment sales. Acetate tow is mainly used to manufacture cigarette filters. Filament is mostly used in the production of clothing and household textiles. The sale of filament is therefore largely dependent on general fashion trends.

The segment has three joint ventures in China: Zhuhai Cellulose Fibers Company, Kunming Cellulose Fibers Company and Nantong Cellulose Fibers Company.

The segment's operating result is dependent on sales volume as well as the volatility of raw materials and energy prices and its ability to offset these changes by cutting costs or raising selling prices. In the acetate tow segment, short-term fluctuations in the price of the most important raw materials, cellulose and acetic acid, cannot be passed on to the end customers immediately because the supply agreements are negotiated at the end of each year for the following year. Results are also dependent on exchange rate fluctuations, especially the US dollar against the EUR. The segment does acquire essential raw material (acetic acid) from the segment Chemical Products.

The segment's most important competitors include Eastman and Rhodia.

40% of sales were generated in Asia/Australia in fiscal year 2003, with the remainder attributable in equal parts mainly to North America and Europe/Africa. Future growth is expected in the Asian market especially.

C)   TICONA

The Ticona segment contributed EUR 675m or 17% to the consolidated sales of Celanese AG in fiscal year 2003. Its contribution to consolidated EBITDA before special charges and the cost of stock appreciation rights was EUR 93m or 22%.

Ticona develops and produces various kinds of technical polymers used in the automotive, electronics and telecommunications. Its main customers are processors and system suppliers. Segment sales in 2003 break down as follows according to the most important product lines of the segment (with declining portion): Polyacetal (POM), polyester, GUR, Celstran, Vectra and COC, COC being a new product. The most important raw material for the production of Polyacetal is methanol, which is processed further to obtain formaldehyde. Formaldehyde is purchased from the segment Chemical Products for the production facilities in the United States.

Ticona has three joint ventures: Polyplastics, Korea Engineering Plastics (KEPCO) and Fortron Industries.

Ticona's products currently provide greater value added than basic chemicals. This makes operating results less dependent on raw materials prices, although price fluctuations cannot be passed on directly to customers. The segment's sales are largely determined by demand in the end markets of Ticona's customers. The sale of specialties from the COC product line is also dependent on the development of new applications for these technical polymers.

Ticona's major competitors include GE, BASF, DuPont and Solvay.

Europe/Africa accounted for 49% of segment sales in fiscal year 2003, while North America accounted for 45%. The remaining 6% is spread fairly equally between Asia/Australia and the rest of the world.

Claims for damages were raised in the '80s against the US subsidiary CNA Holdings Inc. for defective plumbing systems using company products. Accruals have been recognized to account for potential risks from these disputes.

D)   PERFORMANCE PRODUCTS

The Performance Products segment contributed EUR 150m or 4% to the consolidated sales of Celanese AG in fiscal year 2003. Its contribution to consolidated EBITDA before special charges and the cost of stock appreciation rights was EUR 53m or 13%.

The Performance Products segment mainly consist of the two Nutrinova products Sunett and Sorbates. Sunett (Acesulfame-K) is a high-intensity sweetener used above all in the beverage and food industry. Sorbates are used as preservatives primarily in food and drinks.

The segment's operating result is largely dependent on the demand for Sunett and Sorbates and the average prices that can be achieved for this product. Nutrinova has a nearly worldwide patent for the production of Sunett, where the most part of the patents for the different countries expire in or until 2005. Greater price pressure from Asian competitors is expected when this patent expires in 2005. The Sorbates market is currently shaped by excess global capacity, leading to increased competitive pressure from Asian manufacturers in particular. Fluctuations of the US dollar against the EUR are hedged in part due to the fact that cost incur in EUR while Sales are encountered worldwide.

The segment's major competitors include the Aspertam producers Holland Sweetener Company, The Nutrasweet Company and Ajinomoto as well as the Sucralose producer Tate & Lyle. Competitors for Sorbates are mainly Asian manufacturers.

In fiscal year 2003, North America accounted for 32% of sales, Europe/Africa for 40% and Asia/Australia for 15%. Another 13% was generated in the rest of the world.

Due to price fixing in the Sorbates industry, the EU Commission took cartel action against the former shareholder Hoechst. With the spin-off of Celanese AG, the risks were transferred to Celanese AG, and Hoechst agreed to bear 80% of all expenses in this connection. The risks remaining at Celanese AG are covered by appropriate accruals.

(2)  OTHER ACTIVITIES

The Other Activities accounted for sales of EUR 44m in the fiscal year 2003. In fiscal year 2003, negative EBITDA before special charges and the cost of stock appreciation rights came to EUR - 69m. Other Activities mainly comprise all of the Company's activities which cannot be directly assigned to the four business segments of the Group. The Other Activities include the Group's corporate activities in Kronberg, (Germany), Summit (USA) and Dallas (USA), the Group's two insurance companies Celwood (USA) and Elwood (Bermuda), and Celanese Ventures, research subsidiaries.

Corporate Centers
-----------------

The corporate centers bear all administrative functions that cannot reasonably be assigned to the individual operating segments of the Group, including the management board functions, the legal department, the tax department and the finance and accounting and financial control departments. Accordingly, the financial statements of these activities disclose almost exclusively administrative expenses and special charges. The Corporate Centers contributed EUR - 52m to consolidated EBITDA before special charges and the cost of stock appreciation rights in fiscal year 2003.

Group Insurance Companies
-------------------------

The two insurance companies are an integral part of Celanese's global risk management programs for property, liability and employee risk insurance. The Group's own insurance companies are to provide consistent insurance coverage for the Celanese companies and to reduce the cost of insurance in the long term. The insurance companies bear the underwriting risk up to a level approved by the management board. Reinsurance is obtained from third-party insurers for any risks in excess of this level. The Group's own insurance companies do not cover the risks specific to the chemical industry.

50% of Elwood's business is insurance of risks for Celanese group companies, the other 50% comprises insurance for risks of non-group companies. The group risks insured at Celwood are reinsured with third-party insurers through Elwood.

In fiscal year 2003, the insurance companies contributed some 0.5% to consolidated sales (after intersegment consolidation). They accounted for around 50% of sales for the Other Activities after intersegment consolidation.

Celanese Ventures
-----------------

The Celanese Ventures research subsidiaries mainly consist two smaller legal entities, Celanese Advanced Material Inc. and Celanese Ventures GmbH, as well as a joint venture (PEMEAS) formed in the spring of 2004.

Celanese Advanced Materials Inc. mainly produces and sells polymers, contributing some 94% to the sales of the Ventures area in fiscal year 2003. Celanese Ventures GmbH develops and markets technologies in the chemical and pharmaceutical industries. In fiscal year 2003, its main business activities were the "fuel cell" research project and the "catalytic converter development" project. In the spring of 2004, Celanese Ventures GmbH and a syndicate led by Conduit Ventures established a new joint venture, PEMEAS Fuel Cell Technologies, in order to commercialize fuel cell technology. In connection with the foundation, the main technology of Celanese Ventures GmbH, fuel cell technology, was transferred to PEMEAS. As a result, only the catalytic converter development project remains at Celanese Ventures GmbH.

(3) NET ASSETS, EQUITY AND LIABILITIES OF CELANESE (CONSOLIDATED BALANCE SHEET ACCORDING TO US GAAP)

The following balance sheet for 2002 is derived from the so-called Form 20-F of the financial statements as of December 31, 2003 and, for better comparability, does contain the operations sold as of December 31, 2003 in the discontinued operations:

                                                                 ACTUAL   ACTUAL
in Mio. (euro)                                                    2002     2003
                                                                 ------   ------
CURRENT ASSETS
--------------
Cash and cash equivalents                                           118      117
Receivables, net:
   Trade receivables, net - third party and affiliates              634      571
   Other receivables                                                443      466
Inventories                                                         490      410
Deferred income taxes                                                80       53
Other assets                                                         44       41
Assets of discontinued operations                                   172      130
                                                                  -----    -----
                                                                  1.981    1.788
FIXED ASSETS
------------
Investments                                                         454      444
Property, plant and equipment, net                                1.519    1.354
Deferred income taxes                                               598      478
Other assets                                                        541      458
Intangible assets, net                                            1.034      877
                                                                  -----    -----
                                                                  4.146    3.611
                                                                  -----    -----
                                                                  6.127    5.399
                                                                  =====    =====
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
-------------------
Short-term borrowings and current installments of
   long-term debt - third party and affiliates                      195      117
Accounts payable and accrued liabilities:
   Trade payables - third party and affiliates                      546      468
   Other current liablities                                         659      727
Deferred income taxes                                                10       15
Income taxes payable                                                402      211
Liabilities of discontinued operations                               31       24
                                                                  -----    -----
                                                                  1.843    1.562

LONG-TERM DEBT
--------------
Long-term loans                                                     420      387
Deferred income taxes                                                52       79
Benefit obligations                                               1.212      922
Other liabilities                                                   583      387
Minority interest                                                    12       14
                                                                  -----    -----
                                                                  2.279    1.789

SHAREHOLDERS' EQUITY                                              2.005    2.048
--------------------                                              -----    -----
                                                                  6.127    5.399
                                                                  =====    =====

Source: Annual report

The balance sheet structure remained essentially unchanged, while the balance sheet total decreased by EUR 728m or 11.9%. As a significant proportion of assets and liabilities of the Celanese Group is held outside the euro area - especially in US dollars - the reduction was mainly the effect of currency translation of property, plant and equipment and intangible assets. On the liabilities side, pension obligations and other liabilities in particular decreased as a result of currency translation.

At year-end 2003, non-current assets accounted for 66.9% of total assets (2002:
67.7%). The most important item in non-current assets is property, plant and equipment (net), accounting for 37.5% of non-current assets at EUR 1,354m as of December 31, 2003. The biggest single item within this line item was machinery and equipment, accounting for some 68.1%. The second largest item in non-current assets was intangible assets, making up some 24.3% of non-current assets. The biggest single item within intangible assets was merger goodwill, accounting for 48.5%. The merger goodwill results from the acquisition of Celanese Corporation by a US company of the Hoechst Group in 1987. Following the acquisition, restructuring was carried out in the form of a merger by the new formation of CNA Holdings Inc. (then Hoechst Celanese Corporation).

The assets and liabilities from discontinued operations were to a large extent removed from the balance sheet in the first quarter of fiscal year 2004. They related the Acrylates business.

As of December 31, 2003, the equity ratio was 37.9%. This is an improvement of
5.2 percentage points on the prior year. This improvement was the result of the lower balance sheet total as well as an increase in shareholders' equity in fiscal year 2003. Additional paid-in capital (EUR 44m) rose, mainly due to a claim for refund by Hoechst in connection with the Sorbate industry cartel action (EUR 39m after taxes in the amount of EUR 29m). In addition, the retained deficit increased by EUR 109m to EUR -17m. This item includes the consolidated net income of EUR 131m and was reduced by the dividend payment of EUR 22m. Accumulated other comprehensive loss decreased by EUR 96m to EUR -497m. This was mainly affected by neutral exchange rate adjustments of EUR 114m.

The Company's indebtedness (interest-bearing cash and cash equivalents less interest-bearing debt) was down some EUR 110m or 22.1% to EUR 387m as of December 31, 2003 compared with December 31, 2002. The interest-bearing debt includes both short-term borrowings and long-term debt. The reduction was largely due to the net repayment of liabilities of EUR 63m and favorable currency effects of EUR 88m contrasting with new liabilities of EUR 30m in connection with the consolidation of a variable interest entity, Dacron GmbH, Ticona segment, in accordance with FIN 46.

C    VALUATION PRINCIPLES AND METHODS

1.   PRELIMINARY REMARKS

The principles and methods applied in the present valuation of Celanese AG are laid out in the current theory and practice of business valuation. They are reflected in IDW Standard S 1, "Standards for the Valuation of Business Enterprises" issued by the IDW, which sets forth the professional standards according to which auditors value companies. These applied principles and methods are also recognized by the courts.

The value of an enterprise, assuming such an enterprise solely pursues financial goals, is determined by the present value of the net cash flows to the owners connected with ownership of the enterprise (net earnings of company owners). The value of the enterprise is therefore derived from its capacity to generate future net earnings for the shareholders.

Based on theoretical and practical business principles, the value of a viable undertaking is based on the net earnings which can be generated by continuing the enterprise as a going concern and by disposing of any non-operating assets (future earnings value). From the point of view of the investor - assuming that the enterprise continues as a going concern for an indefinite period - only the future net earnings which are distributable without weakening the earnings power of the enterprise are of interest.

From a financial point of view, the value of an enterprise therefore essentially stems from the net earnings that the company can generate in the future primarily using its available substance, its power of innovation, its product design and position on the market, its internal organization and its management on the date of valuation.

The future net earnings resulting from the interaction of all these factors driving earnings power are the excess of inflows over outflows or, on an accrual basis, of income over expenses expected in the period after the valuation date. In this regard, the incidental legal conditions governing distributable earnings and the financing of distributions are to be observed.

IDW Standard S 1 names the capitalized earnings method and the discounted cash flow method as equally valid methods of valuation. In addition, quoted and market prices should provide a basis for considerations of plausibility. In contrast, net asset value and liquidation value methods or simplified valuations based on earnings multipliers are only relevant in exceptional circumstances.

These general valuation principles are presented below.

2.   CAPITALIZED EARNINGS VALUE

The capitalized earnings value is the present value of all future net income/net inflows. In calculating this value, it is assumed that future net income will be distributed in full. The assumption of full distribution is discarded if partial retention of earnings is required for legal or tax reasons.

The probable earnings trend can be more reliably forecast and more plausibly assessed for a shorter period of time in the near future than for subsequent years. In practice, two phases are generally assumed, where the first phase frequently comprises a period of two to three years. In this first phase, an earnings forecast can still be derived with sufficient reliability from previous results.

However, the acquirer of an enterprise generally plans to continue its investment as a going concern for a longer period. As the results for this more distant second phase cannot be forecast with sufficient probability, the terminal value is determined on the basis of the earnings planned for the last fiscal year in the first phase.

The expectations of future net earnings are to be estimated based on the circumstances on the valuation date. In this regard, the uncertainty of future expectations represents the key problem for any business valuation. Extensive information must be obtained as a basis for analysis of the business in the past, present and future.

The starting point for the forecast and plausibility assessment of future net earnings is analyzing the past performance of the enterprise to be valued. The results actually generated in the past must be analyzed based on past market developments. Taking account of expected market developments, they are to be adjusted for one-off and extraordinary, i.e. non-recurring, events.

Under IDW Standard S 1, the value of a business enterprise is determined by the amount of net cash flows freely available to the shareholder. Net cash flows are thus to be determined taking account of the income taxes of the enterprise and the shareholder.

For corporations, trade tax, corporate income tax and the solidarity surcharge are deducted as income taxes at company level.

As of the 2001 assessment period, the imputation system for corporate income tax no longer applies. Instead, corporate income is taxed at 25% corporate income tax plus 5.5% solidarity surcharge on corporate income tax at company level. Taxation makes no distinction between retained and distributed profits. To avoid double taxation, distributions from other corporations and profits from the sale of shares in corporations are generally tax free for corporations. Nevertheless 5% of the distributions and profits from the sale of shares are treated as non deductible items.

Income tax and the solidarity surcharge (and generally also church tax) are to be included for the shareholder. Typical assumptions are made in determining the personal income tax charge for the shareholder, since the shareholder's specific tax situation is not known. In accordance with IDW Standard S 1, a typical income tax charge of 35% is applied to the future net earnings to be capitalized. In valuing corporations, it needs to be taken into account that the distributions to shareholders are subject to the half-income procedure as of the 2001 assessment period. Shareholders are therefore only taxed at their personal income tax rate on half of the dividend income (typically 17.5%).

While the dividend income only has to be taxed at half of the typical interest rate, i.e. 17.5%, by the shareholder, the capitalization rate has to be reduced by the full typical rate of 35% according to IDW Standard S 1. This is because the present investment is to be compared with an alternative investment for which all other types of income are also relevant - and taxed in the full amount.

For enterprises with international shareholders who mainly hold other (German) shares as an alternative investment, use of an alternative investment departing from the provisions of IDW Standard S 1 could be considered in determining the capitalization rate. If the alternative investment is to be an investment in listed shares only, the capitalization rate would have to be reduced by half the typical interest rate, i.e. 17.5%.

The earnings remaining after deduction of income taxes are discounted to the valuation date to determine the capitalized earnings value. The underlying capitalization rate is determined by the base interest rate, to which a risk premium is applied as well as - if applicable - a growth discount for the terminal value (so called terminal value).

The base interest rate is based on a risk-free fixed-interest security. The base interest rate of the investment in the enterprise being valued must correspond to an alternative investment with an equivalent term to maturity.

As a result of the uncertainty surrounding the future, future net earnings cannot be forecast with any certainty. These risks are taken into account by applying a premium to the capitalization rate (risk premium) according to the methods commonly used in Germany and abroad.

In addition to this uncertainty, future net earnings are also influenced by price changes. If the constant net earnings during the latter phase are calculated nominally and the inherent price changes are not offset by the forecast income and expenses, a growth discount is applied to reduce the capitalization rate.

3.   CUT-OFF DATE PRINCIPLE

Business values have to be determined as of a certain date. The valuation date determines which net earnings are no longer taken into consideration as they have already accrued to the previous owner of the enterprise, and from when anticipated or already realized net earnings are attributable to the future owners.

All circumstances that affect the value of the enterprise in the future need to be taken into account as of this date (e.g. investment decisions).

According to the Federal Court of Justice (BGH), only information which has its roots in the period prior to the valuation date may be taken into account as of this date (cf. Federal Court of Justice, January 17, 1973, in: Der Betrieb 1973, p. 563). For this, it is insufficient if "looking back, any causal chain can be followed back to before the valuation date" (cf. Dusseldorf Higher Regional Court, February 17, 1984, in: Der Betrieb 1984, p. 817). It must at least appear conceivable that the information later available to the general public had already been anticipated by individual persons on the valuation date. In any case, it would be inappropriate to treat expectations as to the future development of net earnings ex post as of the valuation date as equivalent to the developments occurring later, since this would not take account of uncertainty existing as of the valuation date (cf. Moxter, Grundsatze ordnungsmaBiger Unternehmensbewertung, 3rd Edition 1983, p. 169 ff.).

4.   SYNERGIES

According to the "Standards for the Valuation of Business Enterprises", a distinction is made between true and apocryphal (positive and negative) synergies. The measures producing the synergies must have been initiated prior to the valuation date. In the present case, there are no true and apocryphal synergies.

5.   SEPARATELY VALUED ASSETS

The capitalized earnings value calculated in this way only reflects the value of operating assets. The valuation has to be modified if the company has non-operating assets at its disposal. Assets that can be sold individually without impairing the enterprise's ability to continue as a going concern are to be stated separately from the calculation of the capitalized earnings value of the business units required for operations together with net income from the individual sale and included in the business value.

Furthermore, tax loss carry forwards, must be recorded separately in the valuation model. The value of the tax loss carry forwards is derived directly from the tax saved by using the recoverable loss carryforward, net of the minimum taxation. This value is determined by taking the earnings derived from the earnings forecast and netting them with the loss carry forwards over time until the full amount of losses has been used up.

6.   LIQUIDATION VALUE

Should it prove more advantageous to sell the assets of the enterprise separately rather than maintaining a going concern, the sum of the net proceeds generated by the sale (the liquidation value) is taken as the minimum value.

As Celanese AG is a profitable enterprise, liquidation is no alternative to a going concern given the expense that liquidation would entail. We have therefore not calculated the liquidation value in this case.

7.   NET ASSET VALUE

The calculation of net asset value based on replacement costs gives the reconstruction value of the enterprise which, due to the fact that intangible assets are generally not recognized fully by this process (e.g. value of organization, position on the market), is generally only a partial reconstruction value. This is only independently meaningful for calculating the overall value of a going concern in a few exceptional cases not relevant here, e.g. if the best alternative use of capital were to reconstruct the enterprise. We have therefore not calculated the net asset value in the case at hand.

8.   STOCK MARKET VALUE

In its decision of April 27, 1999 (cf. Federal Constitutional Court, 1 BvR 1613/94, Der Betrieb 1999, p. 1.696, IDW Standard S 1, section 16 as well as Die Wirtschaftsprufung 1999, p. 780 ff.), the Federal Constitutional Court (BVerfG) ruled that the full compensation to be granted, in determining the settlement or compensation for outside or former shareholders when concluding a domination or profit and loss transfer agreement or in the event of integration, may not be below the fair value of the shares. In turn, this may not be fixed for listed companies without taking account of the stock market price. Disregarding the stock market price for a settlement or compensation payment on the basis of a business value below market capitalization represents a violation of Art. 14 (1) GG (Basic Constitutional Law).

     "The requirement to take the stock market price into consideration in determining appropriate compensation does not mean, however, that the stock market price alone must be decisive. Exceeding this price is unproblematic under constitutional law. There can also be good constitutional reasons for going below this price."

This applies in the exceptional event that the stock market price does not reflect the fair value of the share. As an example and possible cause in cases in which the stock market price does not reflect the fair value of the share, the court cites a lack of trading in the company's shares and market constraints in the case of integration.

     "In this case, it is uncertain whether the minority shareholder would actually have been able to sell its shares at the stock market price. Yet even in this case the stock market price is not entirely unsuitable for determining the value of an equity investment as long as the shares are traded on the stock exchange. The principal company which has to pay compensation (in the case of integration) or the controlling company (in the case of an intercompany agreement) must have the opportunity to present in judicial settlement proceedings and, if necessary prove, that the stock market price does not correspond to the fair market value because, for instance, practically no company shares have been traded for some time." (Federal Constitutional Court, decision dated April 27, 1999, paragraph 67/68).

In accordance with the decision by the Federal Court of Justice of March 12, 2001 (cf. Wertpapier-Mitteilungen, p. 856), a reference price must be used in determining the definitive stock market price; this must be the average price over a period of three months. The three-month reference period should run right up to the cut-off date, which is the date of the shareholders' meeting at the controlling stock corporation or the stock corporation being integrated. "Extraordinary one-day peaks or extreme developments in the space of just a few days that do not persist are to be eliminated when determining the average stock market price."

The selection of a reference period up to the shareholders' meeting instead of up to announcement of the planned group formation has been criticized in the relevant literature. The line of argument is that interested parties have the possibility of manipulating the stock market price in the period between announcement of the intercompany agreement and the date of the shareholders' meeting. The Federal Constitutional Court has also emphasized this aspect. It is therefore considered more appropriate to have the three-month reference period end before the date of announcement of the group formation (cf. Krieger, Betriebs-Berater 2002, p. 53). Sec. 5 WpUG-Angebots-VO stipulates that the average stock market prices of the shares during the last three months prior to the decision by the bidder to make an offer being published are decisive for calculating the minimum value of the offer.

The Federal Constitutional Court has also ruled in connection with the use of the stock market price as a basis for calculating the settlement that the stock market price should only be rejected as a basis for settlement "if it would have been entirely impossible ... for individual outside shareholders to sell their shareholding ... at the stock market price (Federal Constitutional Court, decision of April 27, 1999 - 1 BvR 1613/94, DB 1999, p. 1,697; cf. Huttemann, ZGR 2001, p. 460). However, according to the decision of the Federal Court of Justice of March 12, 2001, any impossibility of selling at the stock market price applies both to the parties in the case ruled on and to "the other outside shareholders" (Federal Court of Justice, decision of March 12, 2001 - II ZB 15/00, AG 2001, p. 420).

The relevance of the stock market value to the present case is examined in Section D.8.

9.   DATE OF BUSINESS VALUATION

The cut-off date for the determination of the business value of Celanese AG, the appropriate compensation (compensation payment) and the settlement is the day, on which the decision about the approval to the domination and profit and loss transfer agreement will be made. An extraordinary shareholder's meeting will be set up on July 30, and 31, 2004 for this purpose. This valuation does - in favour of the shareholder's - anticipate that the decision will be made on July 31, 2004 and determines this day therefore as cut-off date. The valuation as of that date is based on current planning and takes into account all relevant circumstances until completion of the valuation work (June 17, 2004). The value so determined would only have to be revised if the basis for valuation were to change prior to the date the resolution is adopted by the extraordinary shareholders' meeting (July 31, 2004).

D    DETERMINATION OF THE BUSINESS VALUE AND THE CASH SETTLEMENT

1.   METHODICAL APPROACH

The capitalized earnings value of Celanese AG was determined on the basis of the expected future consolidated net earnings of the Company. These earnings were taken from the budgeted operating earnings of the segments derived from the various legal entities. The budgeted operating earnings include the results of fully consolidated companies as well as companies consolidated according to the equity method and the non-consolidated companies. The minority interests in earnings taken into account were minor, as the major equity investments in the consolidated group are wholly owned.

The years 2001 (with limitations due to lack of comparability) to 2003 were used as the reference period for the analysis of past results.

The capitalized earnings values were calculated on the basis of forecasts using the phase method. The first forecast phase corresponds to the period used for the planning for the years 2004 to 2008 (the Group's forecast 2.0 and mid-term planning dated May 29, 2004). The second forecast phase corresponds to subsequent periods (fiscal years as of 2009).

Past figures from the consolidated financial statements in accordance with US GAAP and SEC Form 20-F were available for fiscal years 2001 to 2003. The planning, consisting of the main elements of budgeted earnings, budgeted balance sheet and the budgeted statement of cash flows, also in accordance with US GAAP, was available for fiscal years 2004 to 2008.

Existing tax loss carry forwards were included in the valuation model according to their recoverability to take account of the tax advantages in determining the business value, the compensation payment and the settlement.

The business value of Celanese AG and the non-operating assets valued separately as well as the number of shares outstanding were used to calculate the value per share and thus the computed amount of the settlement. The appropriate compensation was determined as the average share in profits from the Company's current results of operations and its future earnings prospects.

2.   ACCOUNTING AND INTERNAL REPORTING

The consolidated financial statements of Celanese AG were prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) under Sec. 292a HGB. In accordance with US GAAP, all significant German and foreign subsidiaries controlled by the parent company were included in the consolidated financial statements. The group of fully consolidated companies in fiscal year 2003 comprised 13 German and 60 foreign entities in which Celanese AG directly or indirectly holds the majority of voting rights. These entities include two insurance companies and one property company. Other entities in Germany and abroad are included in the consolidated financial statements according to the equity method or valued at cost.

The financial statements which are published annually and quarterly are supplemented by internal reporting for management purposes. Internal reporting provides monthly information on the current performance of key items of earnings and assets compared to the prior year and the budget as well as the causes. This is supplemented by an integrated and systematic early warning system for risk detection and control across all divisions.

3.   ANALYSIS OF PAST RESULTS

3.1. PRELIMINARY REMARKS

An analysis of past results forms the basis for projections of future earnings. For this purpose, knowledge of the results achieved in the years preceding the valuation date is used to test the plausibility of forecast future earnings. The aim of the analysis is to ascertain the reasons for the amount and development of past results over time in order to draw conclusions as to the resulting future earnings based on assumptions about probable future conditions.

To assess the earnings power and to obtain indicators to evaluate the planning, adjusted past results were derived from the internal income statements of Celanese AG and from the audited financial statements. For this purpose, the expenses and income of fiscal years 2001 to 2003 were analyzed and generally adjusted in 2002 and 2003 for one-off expenses and income which cannot be expected to arise in the future.

As a result, the past results adjusted for the purposes of this report do not correspond to the published annual results. However, we have presented operating EBITDA before and after adjustments for the purpose of comparison.

3.2. RESULTS OF OPERATIONS

The results of operations for the years 2001 through 2003 of Celanese AG according to the cost of sales method (US GAAP) are shown below. The statements of operations for 2001 and 2002 are derived from Form 20-F as of December 31, 2003 and, for better comparability, do contain the operations sold as of December 31, 2003 in the discontinued operations section. The Emulsions division acquired from Clariant AG at the end of 2002 has also been consolidated pro forma in the following statements of operations for 2001 and 2002:

                                                                                   PRO-FORMA   PRO-FORMA   PRO-FORMA
in Mio. (euro)                                                                        2001        2002       2003
                                                                                   ---------   ---------   ---------
Net sales                                                                            4.676       4.320       4.075
   Cost of sales                                                                    (3.960)     (3.532)     (3.436)
   Selling, general and administrative expenses                                       (571)       (500)       (451)
   Research and development expenses                                                   (95)        (83)        (79)
   Special charges                                                                    (464)          5          (5)
   Foreign exchange gain (loss)                                                          2           4          (3)
   Gain on disposition of assets                                                        --          12           5
                                                                                    ------      ------      ------
OPERATING PROFIT (LOSS)                                                               (412)        226         106
   Equity in net earnings of affiliates                                                 13          22          31
   Interest expense                                                                    (80)        (59)        (43)
   Interest and other income, net                                                       65          48          88
                                                                                    ------      ------      ------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAX AND MINORITY INTERESTS          (414)        237         182
   Income tax (provision) benefit                                                       99         (80)        (54)
                                                                                    ------      ------      ------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS                  (315)        157         128
   Minority interests                                                                   --          --          --
                                                                                    ------      ------      ------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS                                            (315)        157         128
   Earnings (loss) from operation of discontinued operations (including gain on disposal of discontinued operations of 6 Mio. (euro),
      14 Mio. (euro) and 14 Mio. (euro) in 2003, 2002 and 2001, respectively)          (85)        (31)          4
   Income tax benefit                                                                   26          56          --
                                                                                    ------      ------      ------
EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS                                           (59)         25           4
   Cumulative effect of changes in accounting principles, net of income tax
      of 1 Mio. (euro) and 5 Mio. (euro) in 2003 and 2002, respectively.                --          19          (1)
                                                                                    ------      ------      ------
NET EARNINGS (LOSS)                                                                   (374)        201         131
                                                                                    ======      ======      ======

EBITDA Reconciliation for information purposes)                                       (412)        226         106
-----------------------------------------------                                     ------      ------      ------
OPERATING PROFIT (LOSS)                                                                375         272         260
                                                                                    ------      ------      ------
   therein included Depreciation / Amortization                                        (37)        498         366
                                                                                    ======      ======      ======
EDITDA

Source: Annual report

Sales and EBITDA break down by segment as follows:

                                  ACTUAL   % of net   ACTUAL   % of net   ACTUAL   % of net
in Mio. (euro)                     2001      sales     2002      sales     2003      sales
                                  ------   --------   ------   --------   ------   --------
NET SALES                          4.676     100,0     4.320     100,0     4.075     100,0
   thereof
      Chemical Products            3.060      65,4     2.817      65,2     2.713      66,6
      Acetate                        762      16,3       670      15,5       578      14,2
      Ticona                         706      15,1       696      16,1       675      16,6
      Performance Products           159       3,4       161       3,7       150       3,7
      Other Activities                83       1,8        55       1,3        44       1,1
      Intersegment Eliminations      (94)     (2,0)      (79)     (1,8)      (85)     (2,1)

EBITDA                               (37)     (0,8)      498      11,5       366       9,0
   thereof
      Chemical Products             (133)     (4,3)      351      12,5       261       9,6
      Acetate                         46       6,0        87      13,0        70      12,1
      Ticona                          68       9,6        84      12,1       159      23,6
      Performance Products            51      32,1        55      34,2       (33)    (22,0)
      Other Activities               (69)    (83,1)      (79)   (143,6)      (91)   (206,8)

Source: Annual report and management reporting

(1)  SALES

The EUR 356m decrease in sales in fiscal year 2002 against 2001 was mainly due to lower sale prices and unfavorable exchange rate effects, which more than offset the higher sales volumes in most segments. A slight increase in sales was only recorded in the smallest segment, Performance Products.

Sales in fiscal year 2003 fell by EUR 245m against 2002 across all segments. The main reason was unfavorable currency effects as a result of the increase in the value of the euro against the US dollar. Higher sale prices and sales volumes had a positive effect, but failed to fully offset the negative effects.

(2)  EBITDA

There was a significant increase in EBITDA in fiscal year 2002 against 2001 due to special charges, which are described below under Adjustments. Improvements in operating results were also achieved in most segments due to lower raw materials and energy costs, group-wide cost savings and higher sales volumes. This improvement in earnings was partly offset by lower sale prices. Overall, the EBITDA margin rose 12.3 percentage points (2.4% before special charges).

The EBITDA margin decreased 2.5 percentage points in fiscal year 2003 against the prior year, returning to the level of EBITDA before special charges in 2001. The main reasons for the drop were the increase in prices for raw materials and energy in most segments and negative currency effects from the rise in the value of the euro.

The performance of sales and EBITDA margins for each segment after adjustments is presented in the following section.

(3)  EQUITY IN NET EARNINGS OF AFFILIATES

                                   ACTUAL   ACTUAL
in Mio. (euro)                      2002     2003
                                   ------   ------
InfraServs* (Other activities)        8       10
Polyplastics (Ticona)                 6       13
Kepco (Ticona)                        7        6
Fortran (Ticona)                      1        4
European Oxo (Chemical Products)     --       (2)
                                    ---      ---
TOTAL                                22       31
                                    ===      ===

*    InfraServ Hochst, Gendorf, Knapsack

Source: Annual report and management reporting

Earnings increased by EUR 9m in 2002 against 2001. This rise is due to the improved results of operations of the joint ventures Ticona Polyplastics, Korea Engineering Plastics Co. Ltd. and Fortron Industries. The first-time adoption of SFAS No. 142 (goodwill impairment) also had a positive effect of EUR 6m (previous goodwill amortization).

The further EUR 9m increase in earnings in 2003 against 2002 is mainly a reflection of the further improvement in the results of operations of Polyplastics, some of which is due to the economic growth in China and Taiwan in 2003.

(4)  INTEREST AND OTHER INCOME

                                                     ACTUAL   ACTUAL
in Mio. (euro)                                        2002     2003
                                                     ------   ------
Acetate China Joint Ventures (Acetate)                 13        4
CTE- National Methanol (Chemical Products)             24       44
Interest payments in insurance settlement              --       18
Income resulting from the change of the legal form
   of an insurance company                             --       16
Others                                                 11        6
                                                      ---      ---
TOTAL                                                  48       88
                                                      ===      ===

Source: Annual report and management reporting

Interest and other income dropped by EUR 17m in 2002 against 2001. The main reason for this drop was a decrease in dividends, especially from CTE-National Methanol Co., a joint venture in Saudi Arabia. In total, the equity investments recognized at cost contributed dividend income (including other) of EUR 41m in 2002 following EUR 52m in 2001.

The equity investments recognized at cost contributed EUR llm in dividend income to interest and other income in 2003. This rise is the result of an increase in the dividend from CTE-National Methanol Co., mainly due to higher methanol prices. The Chinese equity investments in the Acetate segment distributed a lower dividend, having reinvested their profits in capacity extensions.

3.3. NORMALIZATION

An operating EBITDA has been determined for better comparability of forecasted to actual figures. The operating EBITDA excludes the following normalization adjustments/extraordinary expenses. Operating EBITDA also excludes special charges, restructuring costs and expenses for stock appreciation rights, disclosed separately by the Company. Incorporating these effects results in an EBITDA, which, after deduction of depreciation and amortization expenses, represents the Company's operating result.

The following special effects in each of the segments were eliminated from operating EBITDA in the period from 2002 to 2008:

                                    ACTUAL   % of net   ACTUAL   % of net   PLAN   % of net   PLAN
in Mio. (euro)                       2002      sales     2003      sales    2004     sales    2005
                                    ------   --------   ------   --------   ----   --------   ----
OPERATING EBITDA                      486       11.2      427       10.5     431      11.5     475
   thereof
      Chemical Products               352       12.5      284       10.5     297      12.3     309
      Acetate                          91       13.6       74       12.8      68      13.1      76
      Ticona                           96       13.8       98       14.5     124      18.0     139
      Performance Products             59       36.6       50       33.3      44      30.8      48
      Other Activities               (112)    (203.6)     (79)    (179.5)   (102)   (283.3)    (97)

NORMAILIZATION ADJUSTMENTS /
   EXTRAORDINARY EXPENSES              13        0.3       16        0.4      (2)     (0.1)    (10)
   thereof
      Chemical Products                --         --       --         --      --        --      --
      Acetate                          (3)      (0.4)       1       (0.2)      1       0.2      --
      Ticona                           (6)      (0.9)       3       (0.4)      8       1.2      (3)
      Performance Products             (3)      (1.9)       2        1.3      (1)     (0.7)     --
      Other Activities                 25       45.5       10       22.7     (10)    (27.8)     (7)

EBITDA EXCLUDING SPECIAL CHARGES,
   EXPENSES FOR STOCK APPRECIATION
   RIGHTS AND RESTRUCTURING COSTS     499       11.6      443       10.9     429      11.5     465
Special charges                         5        0.1       (5)      (0.1)    (53)     (1.4)     (6)
Restructuring cost                     (1)      (0.0)     (22)      (0.5)    (36)     (1.0)    (13)
Expenses for stock appreciation
   rights                              (5)      (0.1)     (50)      (1.2)     --        --      --

EBITDA                                498       11.5      366        9.0     340       9.1     446

                                    % of net   PLAN   % of net   PLAN   % of net   PLAN   % of net
in Mio.(euro)                         sales    2006     sales    2007     sales    2008     sales
                                    --------   ----   --------   ----   --------   ----   --------
OPERATING EBITDA                       12.6     525      13.5     477      12.5     439      11.7
   thereof
      Chemical Products                13.0     355      14.5     302      12.5     273      11.4
      Acetate                          13.3      64      10.9      63      12.5      54      11.6
      Ticona                           19.1     159      20.9     170      21.4     181      22.0
      Performance Products             33.8      46      33.1      43      31.9      33      26.2
      Other Activities               (269.4)    (99)   (275.0)   (101)   (280.6)   (102)   (283.3)

NORMAILIZATION ADJUSTMENTS /
EXTRAORDINARY EXPENSES                 (0.3)      2       0.1       2       0.1      (2)     (0.1)
   thereof
      Chemical Products                  --      --        --      --        --      --        --
      Acetate                            --      --        --      --        --      --        --
      Ticona                           (0.4)      3       0.4       2       0.3      (2)     (0.2)
      Performance Products               --      --        --      --        --      --        --
      Other Activities                (19.4)     (1)     (2.8)     --        --      --        --

EBITDA EXCLUDING SPECIAL CHARGES,
EXPENSES FOR STOCK APPRECIATION
RIGHTS AND RESTRUCTURING COSTS         12.3     527      13.5     479      12.6     437      11.6
Special charges                        (0.2)     (5)     (0.1)    (48)     (1.3)     (5)     (0.1)
Expenses for stock appreciation        (0.3)     --        --      --        --      --        --
rights                                   --      --        --      --        --      --        --

EBITDA                                 11.8     522      13.4     431      11.3     432      11.5

Source: Annual report and management reporting

The adjustments to past results are presented below. For comparison, the extraordinary expenses in the future discussed in the analysis of the planning are also shown.

In 2002, the adjustments in the Acetate segment mainly relate to expenses for plant maintenance and an adjustment for LIFO valuation. In the Ticona segment, one-off relocation costs were incurred as well as the period charge for the maintenance work carried out every three years. The adjustments in the Performance Products segment mainly result from expenses in connection with production problems and a callback. The adjustments in the Other Activities were negative overall. The following main items were adjusted: a reversal of environmental accruals, capital gains of an InfraServ subsidiary, grants to research and development expenses that will not be granted from 2003, expenses in connection with Celanese locations in Mexico and Canada that have already been sold.

In 2003, the adjustments in the Acetate segment relate to expenses for the selection of new cellulose suppliers and special marketing payments. These were offset mainly by adjusted repayments received for excessive port charges, gains on the disposition of assets and reversals of accruals. The result of the Ticona segment was mostly adjusted for cost of multi-period maintenance work allocated to the period. The adjustments in the Performance Products segment mainly result from income not related to the period and the release of expenses accrued in connection with production problems. Adjustments in the Other Activities chiefly comprise the reversal of environmental and other accruals, the adjustment of the accrual recognized for the pension payments of a management board member, one-off expenses in connection with the establishment of a financial shared services center in Dallas, the adjustment of the additional (consulting) costs in connection with the voluntary public tender offer by Blackstone and the adjustment of expenses in connection with locations already sold in Mexico and Canada.

The planning was tested for plausibility on the basis of adjusted earnings. Planned extraordinary expenses in the future were considered separately.

3.4. ANALYSIS OF SALES AND EBITDA FOR THE INDIVIDUAL SEGMENTS

A)   CHEMICAL PRODUCTS

                                                       ACTUAL   % of net   ACTUAL   % of net   ACTUAL   % of net
in Mio. (euro)                                          2001      sales     2002      sales     2003      sales
                                                       ------   --------   ------   --------   ------   --------
NET SALES                                               3.060     100,0     2.817     100,0     2.713     100,0
   Cost of sales                                       (2.723)    (89,0)   (2.408)    (85,5)   (2.414)    (89,0)
                                                       ------              ------              ------
GROSS PROFIT                                              337      11,0       409      14,5       299      11,0
                                                       ------              ------              ------
   Selling, general and administrative expenses          (220)     (7,1)     (172)     (6,0)     (152)     (5,5)
   Research and development expenses                      (47)     (1,5)      (39)     (1,4)      (29)     (1,1)
   Foreign exchange gain (loss)                             1        --         4       0,1        (1)       --
   Gain on disposition of assets                            1        --        --        --         4       0,1
   Special charges                                       (421)    (13,8)        1        --         1        --
                                                       ------              ------              ------
OPERATING PROFIT                                         (349)    (11,4)      203       7,2       122       4,5
                                                       ------              ------              ------
   Depreciation                                           216       7,1       148       5,2       139       5,2
                                                       ------              ------              ------
EBITDA                                                   (133)     (4,3)      351      12,4       261       9,7
                                                       ------              ------              ------
   Special charges                                        421      13,7        (1)       --        (1)       --
   Restructuring costs                                    n/a       n/a        --        --        12       0,4
   Expenses for stock appreciation rights                   4       0,1         2       0,1        12       0,4
                                                       ------              ------              ------
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
   STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      292       9,5       352      12,5       284      10,5
                                                       ------              ------              ------
   Normalization adjustments                              n/a       n/a        --        --        --        --
                                                       ------              ------              ------
OPERATING EBITDA                                          292       9,5       352      12,5       284      10,5
                                                       ======              ======              ======

Source: Annual report and management reporting

(1) Sales

The decrease in sales in 2002 (-8%) is mainly attributable to a drop in sale prices (-10%) and negative exchange rate effects (-3%). An increase in sales volume (+4%) and in emulsion sales (+1%) counteracted these effects. The negative price effect is due to the decrease in raw materials costs in 2002, especially for natural gas, ethylene and propylene. It was possible to raise the prices for acetyl products against the trend due to higher demand, temporary capacity constraints at competitors and rising raw materials costs from quarter to quarter. The sales volumes rose for acetic acid in Asia especially and for VAM in the United States.

The drop in sales in fiscal year 2003 (-4%) is mainly due to negative exchange rate effects (-13%) and the contribution of the European division of the oxo business to a joint venture from the fourth quarter of 2003 (-1%). Higher sale prices (+9%) and volumes (+1%) could not fully offset these effects. For the major products, the sale prices for acetic acid and VAM rose in particular, as a result of the increase in prices for natural gas, ethylene and propylene.

Acetic acid volumes increased in Asia especially, and sales volumes of VAM grew around the world.

In order to render the sales for 2003 comparable with those from 2002 and 2001, the figures for 2002 and 2001 were increased to account for the results of the emulsion business acquired in 2003 and internal sales. In a pro forma consolidation, internal sales from VAM sales of EUR 42m and EUR 49m, respectively, were eliminated in 2002 and 2001. The same amount was deducted from the production cost.

(2) Operating EBITDA

The increase in operating EBITDA in 2002 (+21%) is mainly attributable to greater productivity. In addition, sale prices in the acetyl, acetyl derivatives and polyol product lines were increased more strongly than the raw materials prices.

The decrease in operating EBITDA in 2003 (-19%) is primarily due to higher energy costs (17%). The rise in sale prices in the course of the year largely offset the increased cost of raw materials for the year as a whole. However, negative exchange rate effects in particular contributed to a decrease in margins. Cost savings as a result of restructuring projects counteracted the negative trend.

B) ACETATE

                                                    ACTUAL   % of net   ACTUAL   % of net   ACTUAL   % of net
 in Mio. (euro)                                      2001      sales     2002      sales     2003      sales
                                                    ------   --------   ------   --------   ------   --------
NET SALES                                              762     100,0      670      100,0      578      100,0
   Cost of sales                                      (672)    (88,2)    (590)     (88,1)    (517)     (89,4)
                                                      ----               ----                ----
GROSS PROFIT                                            90      11,8       80       11,9       61       10,6
                                                      ----               ----                ----
   Selling, general and administrative expenses        (59)     (7,6)     (47)      (7,0)     (42)      (7,4)
   Research and development expenses                   (10)     (1,3)      (7)      (1,0)      (7)      (1,2)
   Foreign exchange gain (loss)                          1       0,1        4        0,6       (2)      (0,3)
   Gain on disposition of assets                         1       0,1       --         --        1        0,2
   Special charges                                     (50)     (6,6)      --         --       --         --
                                                      ----               ----                ----
OPERATING PROFIT                                       (27)     (3,5)      30        4,5       11        1,9
                                                      ----               ----                ----
   Depreciation                                         73       9,5       57        8,5       59       10,2
                                                      ----               ----                ----
EBITDA                                                  46       6,0       87       13,0       70       12,1
                                                      ----               ----                ----
   Special charges                                      50       6,6       --         --       --         --
   Restructuring costs                                 n/a       n/a       --         --        2        0,3
   Expenses for stock appreciation rights                1       0,1        1        0,1        3        0,6
                                                      ----               ----                ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS       97      12,7       88       13,1       75       13,0
                                                      ----               ----                ----
   Normalization adjustments                           n/a       n/a        3        0,5       (1)      (0,2)
                                                      ----               ----                ----
OPERATING EBITDA                                        97      12,7       91       13,6       74       12,8
                                                      ====               ====                ====

Source: Annual report and management reporting

(1) Sales

Sales dropped by 12% in fiscal year 2002. The change is due to a negative volume effect (-7%) in all product lines and unfavorable currency effects (-5%). Decreasing sale prices for filament, on the other hand, were offset by higher prices for acetate tow.

Sales in 2003 decreased by a total of 14% against fiscal year 2002, with a slight rise in sales volume. Positive price (+2%) and volume effects (+1%) were unable to make up for the unfavorable currency effect (-17%).

Most of the negative currency effects are due to the drop in the value of the US dollar against the euro, as over 75% of sales were invoiced in US dollars. The prices for acetate tow rose slightly, while the sales volume of acetate tow decreased somewhat. The sale of acetate flakes increased against 2002 at slightly lower prices. The volume of filament sales also rose due to short-term fashion trends and marketing efforts, but the average prices obtained were lower due to strong competitive pressure.

(2) Operating EBITDA

Operating EBITDA dropped 6% in fiscal year 2002. The negative effect on earnings due to the lower sales volume was largely offset by initiatives to cut costs and improve productivity.

The 19% decrease in operating EBITDA in fiscal year 2003 is largely the result of the drop in sales. Higher prices for energy and the most important raw materials, acetic acid and cellulose, were partly offset by measures to save costs, especially production costs.

As a large proportion of the segment's expenses are incurred in US dollars, currency effects on operating EBITDA are minor in comparison to sales.

C) TICONA

                                                    ACTUAL   % OF NET   ACTUAL   % OF NET   ACTUAL   % OF NET
in Mio.(euro)                                        2001     SALES      2002     SALES      2003      SALES
                                                    ------   --------   ------   --------   ------   --------
NET SALES                                             706      100,0      696      100,0      675       100,0
   Cost of sales                                     (519)     (73,5)    (477)     (68,5)    (475)      (70,4)
                                                     ----                ----                ----
GROSS PROFIT                                          187       26,5      219       31,5      200        29,6
                                                     ----                ----                ----
   Selling, general and administrative expenses      (174)     (24,7)    (159)     (22,8)    (143)      (21,2)
   Research and development expenses                  (28)      (4,0)     (25)      (3,6)     (26)       (3,9)
   Foreign exchange gain (loss)                        --         --       (1)      (0,1)       1         0,1
   Gain on disposition of assets                       (1)      (0,1)      --         --       --          --
   Special charges                                      9        1,3       (5)      (0,7)      77        11,4
                                                     ----                ----                ----
OPERATING PROFIT                                       (7)      (1,0)      29        4,2      109        16,1
                                                     ----                ----                ----
   Depreciation                                        75       10,6       55        7,8       50         7,5
                                                     ----                ----                ----
EBITDA                                                 68        9,6       84       12,0      159        23,6
                                                     ----                ----                ----
   Special charges                                     (9)      (1,3)       5        0,7      (77)      (11,4)
   Restructuring costs                                n/a        n/a       --         --        8         1,2
   Expenses for stock appreciation rights               2        0,3        1        0,1       11         1,6
                                                     ----                ----                ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      61        8,6       90       12,8      101        15,0
                                                     ----                ----                ----
   Normalization adjustments                          n/a        n/a        6        0,9       (3)       (0,5)
                                                     ----                ----                ----
OPERATING EBITDA                                       61        8,6       96       13,8       98        14,5
                                                     ====                ====                ====

Source: Annual report and management reporting

(1) Sales

Sales in 2002 dropped slightly against 2001 as a result of unfavorable currency effects and lower average prices in most product lines. The expansion of sales volume (+5%), especially in the polyacetal product line, partly compensated for the negative price (-2%) and currency effects (-2%).

In 2003, sales decreased by 3%, primarily due to negative price (-3%) and currency effects (-9%) in all product lines. This was partly offset by volume growth (+9%).

The negative currency effects are chiefly attributable to the drop in the value of the US dollar against the euro. The sale volumes of the polyacetal and GUR product lines especially rose against 2002. However, average prices were lower as a result of changes in the customer and product mix and more exports by Asian competitors to North America. The sales of the other product lines increased slightly due to the development of new applications and growing market demand.

(2) Operating EBITDA

The 59% improvement in operating EBITDA in 2002 is chiefly the result of higher sales volumes and lower prices for raw materials.

In 2003, operating EBITDA remained - due to cost savings - constant on 2002 despite a decrease in sales and an increase in the cost of energy and raw materials. The currency effect on operating EBITDA is absolutely lower due to the natural offset of sales and production costs as well as selling and administrative costs in US dollars.

(3) Special charges

In fiscal year 2003, Ticona received income from insurance settlements related to the so-called "plumbing" case. This income was partly offset by restructuring costs and one-off expenses for cost saving programs.

D) PERFORMANCE PRODUCTS

                                                    ACTUAL   % OF NET   ACTUAL   % OF NET   ACTUAL   % OF NET
in Mio. (euro)                                       2001     SALES      2002     SALES      2003     SALES
                                                    ------   --------   ------   --------   ------   --------
NET SALES                                            159      100,0      161      100,0      150      100,0
   Cost of sales                                     (84)     (52,8)     (77)     (47,8)     (80)     (53,3)
                                                     ---                 ---                 ---
GROSS PROFIT                                          75       47,2       84       52,2       70       46,7
                                                     ---                 ---                 ---
   Selling, general and administrative expenses      (27)     (17,0)     (31)     (19,3)     (20)     (13,3)
   Research and development expenses                  (4)      (2,5)      (5)      (3,1)      (5)      (3,3)
   Foreign exchange gain (loss)                       --         --       --         --       --         --
   Gain on disposition of assets                      --         --       --         --       --         --
   Special charges                                    --         --       --         --      (84)     (56,0)
                                                     ---                 ---                 ---
OPERATING PROFIT                                      44       27,7       48       29,8      (39)     (26,0)
                                                     ---                 ---                 ---
   Depreciation                                        7        4,4        7        4,4        6        4,0
                                                     ---      -----      ---                 ---
EBITDA                                                51       32,1       55       34,2      (33)     (22,0)
                                                     ---                 ---                 ---
   Special charges                                    --         --       --         --       84       56,0
   Restructuring costs                               n/a        n/a        1        0,6       --         --
   Expenses for stock appreciation rights             --         --       --         --        1        0,6
                                                     ---                 ---                 ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS     51       32,1       56       34,8       52       34,7
                                                     ---                 ---                 ---
   Normalization adjustments                         n/a        n/a        3        1,8       (2)      (1,3)
                                                     ---                 ---                 ---
OPERATING EBITDA                                      51       32,1       59       36,6       50       33,3
                                                     ===                 ===                 ===

Source: Annual report and management reporting

(1) Sales

Sales increased by 1% in fiscal year 2002. The change is attributable to the higher sales volume for Sunett (10%) due to new uses in the beverage and food industry, which were largely offset by lower sale prices (-9%) for Sunett and Sorbates. The price of Sunett decreased as a result of greater sales to major customers. For Sorbates, price pressure due to the global excess capacity primarily made itself felt.

Sales in 2003 decreased by 7% overall against fiscal year 2002 due to lower sale prices for Sunett and Sorbates (-12%) despite a further increase in sales volume (+5%). The main patent for Sunett is set to expire in 2005. The Company's strategy is therefore to extend sales volumes to achieve greater market penetration. New uses in the beverage and food industry also have a positive effect on the sales volume of Sunett. In contrast, prices and sales volumes for Sorbates decreased in 2003 due to the global excess capacity.

(2) Operating EBITDA

Operating EBITDA increased 16% in fiscal year 2002. The main factors behind the rise were the slightly positive sales trend as well as cost savings and process optimization.

The 15% decrease in operating EBITDA in 2003 is largely the result of the drop in sales, which could not be fully offset by further cost savings and process optimization.

(3) Special charges

Special charges relate to antitrust actions in connection with the Sorbates business.

E)   OTHER ACTIVITIES

                                                    ACTUAL   % of net   ACTUAL   % of net   ACTUAL   % of net
in Mio. (euro)                                       2001      sales     2002      sales     2003      sales
                                                    ------   --------   ------   --------   ------   --------
NET SALES                                             83       100,0       55      100,0      44       100,0
   Cost of sales                                     (58)      (69,9)     (58)    (105,5)    (35)      (79,5)
                                                     ---                  ---                ---
GROSS PROFIT                                          25        30,1       (3)      (5,5)      9        20,5
                                                     ---                  ---                ---
   Selling, general and administrative expenses      (90)     (108,4)     (92)    (167,3)    (95)     (215,9)
   Research and development expenses                  (5)       (6,0)      (7)     (12,7)    (12)      (27,3)
   Foreign exchange gain (loss)                        1         1,2       (2)      (3,6)     --          --
   Gain on disposition of assets                      (1)       (1,2)      11       20,0      --          --
   Special charges                                    (2)       (2,4)       9       16,4       1         2,3
                                                     ---                  ---                ---
OPERATING PROFIT                                     (72)      (86,7)     (84)    (152,7)    (97)     (220,5)
                                                     ---                  ---                ---
   Depreciation                                        3         3,6        5        9,1       6        13,6
                                                     ---                  ---                ---
EBITDA                                               (69)      (83,1)     (79)    (143,6)    (91)     (206,8)
                                                     ---                  ---                ---
   Special charges                                     2         2,4       (9)     (16,4)     (1)       (2,3)
   Restructuring costs                               n/a         n/a       --         --      --          --
   Expenses for stock appreciation rights              4         4,8        1        1,8      23        52,3
                                                     ---                  ---                ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS    (63)      (75,9)     (87)    (158,2)    (69)     (156,8)
                                                     ---                  ---     ------     ---       -----
   Normalization adjustments                         n/a         n/a      (25)     (45,5)    (10)      (22,7)
                                                     ---                  ---                ---
OPERATING EBITDA                                     (63)      (75,9)    (112)    (203,6)    (79)     (179,5)
                                                     ===                 ====                ===

Source: Annual report and management reporting

Sales and the cost of sales result from the Group's insurance companies and from the Celanese Ventures area. After intersegment consolidation, the insurance companies, especially Elwood, account for around one half of sales, as does the Celanese Ventures area. The selling, general and administrative expenses and the special charges are incurred in the Group's three corporate centers. The research and development expenses are incurred by Celanese Ventures.

(1)  Sales

The decrease in sales in fiscal year 2002 (-34%) is mainly due to the sale of an InfraServ subsidiary in the first quarter of 2002. In addition, service agreements expired and royalties no longer had to be paid at Celanese Ventures GmbH.

The drop in sales in fiscal year 2003 (-20%) is chiefly attributable to negative currency effects and lower third-party sales by the insurance companies.

(2)  Operating EBITDA

The 78% fall in operating EBITDA in fiscal year 2002 is the result of an increase in the loss provisions at the Group's insurance companies and lower profit contributions from Celanese Ventures GmbH.

The 29% improvement in operating EBITDA in 2003 is mainly attributable to lower expenses in connection with the other obligations from sold Hoechst companies as well as improved operating EBITDA at the Group's insurance companies.

4.   ANALYSIS OF PLANNING

4.1. GROUP PLANNING OF THE COMPANY

The group planning comprises a forecast for the current fiscal year 2004 and planning for fiscal years 2005 to 2008. The forecast 2.0 was developed during the Company's regular budgeting processes in April/May 2004. It includes actual figures for the period ended March 31, 2004 and an updated budget for the fiscal year 2004 based thereon. The planning for fiscal years 2005 to 2008 was also developed during a scheduled strategy meeting at the end of May 2004 and adopted at a management board meeting on May 29, 2004. During the course of this meeting the forecast 2.0 was adjusted and adopted at the management board meeting in minor points with regard to better knowledge. The starting point for the planning is the forecast for the fiscal year 2004 planned bottom-up by the individual segments on the basis of products and business lines. Naturally, the plan for the years 2005 through 2008 is less detailed than the forecast for fiscal year 2004. The level of detail is as displayed.

The forecast for 2004 and the planning for 2005 to 2008 are based on actual projections of price and sales trends and corresponding cost structures, taking the chemical industry cycle, the assumed trends of foreign currency exchange rates (2004: as of February) and prices for raw materials into consideration. Market trends and competition have also been taken into account.

The Company is relatively dependent on the chemical cycle, especially in the Chemical Products segment. The chemical business has moved in cycles in the past, reaching a low in the mid-1990s. Since then, it has undergone a slow recovery which the Company expects to peak in 2006.

Peaks in the chemical cycle arise through price increases, which lead to capacity extensions. These capacity extensions subsequently result in price reductions until demand is saturated. When a low is reached, the price reductions result in capacity adjustments until the trend reverses.

The chemical cycle is naturally also dependent on and influenced by the general economic situation.

The effects of planned restructuring measures in specific business areas as described above were taken into account, as were increases in productivity.

The planning was reviewed and tested for plausibility with the aid of the documents made available to us by the head of Business Planning and Analysis and his staff as well as discussions with the individual segments.

The budgeted earnings and past figures for fiscal year 2003 in accordance with US GAAP used in the calculation of the capitalized earnings value are presented below:

                                                     ACTUAL   % of net    PLAN   % of net    PLAN   % of net
in Mio. (euro)                                        2003      sales     2004     sales     2005     sales
                                                     ------   --------   -----   --------   -----   --------
NET SALES                                             4.075     100,0    3.735     100,0    3.782     100,0
Change to prior year in %                              (5,7)              (8,3)               1,3

OPERATING EBITDA                                        427      10,5      431      11,5      475      12,6
Change to prior year in %                             (12,1)               0,9               10,2
Normalization adjustments / Extraordinary expenses       16       0,4       (2)     (0,1)     (10)     (0,3)
                                                      -----              -----              -----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS       443      10,9      429      11,5      465      12,3
                                                      -----              -----              -----
Special charges                                          (5)     (0,1)     (53)     (1,4)      (6)     (0,2)
Restructuring costs                                     (22)     (0,5)     (36)     (1,0)     (13)     (0,3)
Expenses for stock appreciation rights                  (50)     (1,2)      --        --       --        --
                                                      -----              -----              -----
EBITDA                                                  366       9,0      340       9,1      446      11,8
                                                      -----              -----              -----
Depreciation                                           (260)     (6,4)    (219)     (5,9)    (232)     (6,1)
                                                      -----              -----              -----
EBIT                                                    106       2,6      121       3,2      214       5,7
                                                      -----              -----              -----
Equity in net earnings of affiliates                     31       0,8       34       0,9       40       1,1
Dividend income                                          88       2,2       28       0,7       18       0,5
Other financial result                                  (43)     (1,1)     (10)     (0,3)     (12)     (0,3)
                                                      -----              -----              -----
EBT                                                     182       4,5      173       4,6      260       6,9
                                                      =====              =====              =====

                                                      PLAN   % of net    PLAN   % of net    PLAN   % of net
in Mio. (euro)                                        2006     sales     2007     sales     2008     sales
                                                     -----   --------   -----   --------   -----   --------
NET SALES                                            3.900    100,0     3.814     100,0    3.761     100,0
Change to prior year in %                              3,1               (2,2)              (1,4)

OPERATING EBITDA                                       525     13,5       477      12,5      439      11,7
Change to prior year in %                             10,5               (9,1)              (8,0)
Normalization adjustments / Extraordinary expenses       2      0,1         2       0,1       (2)     (0,1)
                                                     -----              -----              -----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      527     13,5       479      12,6      437      11,6
                                                     -----              -----              -----
Special charges                                         (5)    (0,1)      (48)     (1,3)      (5)     (0,1)
Restructuring costs                                     --       --        --        --       --        --
Expenses for stock appreciation rights                  --       --        --        --       --        --
                                                     -----              -----              -----
EBITDA                                                 522     13,4       431      11,3      432      11,5
                                                     -----              -----              -----
Depreciation                                          (232)    (5,9)     (232)     (6,1)    (225)     (6,0)
                                                     -----              -----              -----
EBIT                                                   290      7,4       199       5,2      207       5,5
                                                     -----              -----              -----
Equity in net earnings of affiliates                    40      1,0        40       1,0       40       1,1
Dividend income                                         35      0,9        39       1,0       36       1,0
Other financial result                                 (13)    (0,3)      (14)     (0,4)     (20)     (0,5)
                                                     -----              -----              -----
EBT                                                    352      9,0       264       6,9      263       7,0
                                                     =====              =====              =====

Source: Annual report and management reporting

(1)  SALES

The Company expects a EUR 340m (-8.3%) decrease in sales in fiscal year 2004 compared with 2003. The decrease results from the Chemical Products segment in particular. The contribution of the European oxo business to a joint venture with Degussa, netting of sales and production costs for acrylates on a commission basis from 2004 and unfavorable exchange rate developments will be the contributing factors to this segment's decrease in sales. The anticipated increase in the sales volume of the Ticona segment can only offset some of this effect. The other activities are planned to remain constant.

The Company has planned an increase in sales of EUR 47m (1.3%) for fiscal year 2005. The rise in sales will mainly result from an increase in the sales volumes of the Acetate and Ticona segments. The Company expects a further decrease in sales of EUR 41m (-1.7%) in the Chemical Products segment.

The Company anticipated a 3.1% rise in sales in fiscal year 2006. The Chemical Products segments is expected to see most of the rise due to the chemical cycle. A slight rise in sales is also budgeted for the Acetate and Ticona segments.

The Chemical Products segment sales are to drop again in 2007 and 2008, caused by the cyclical development of the chemicals industry. Lower sales are anticipated for the Acetate and Performance Products segments, especially due to decreasing sale prices. An increase in sales in this period has only been budgeted for the Ticona segment. The increase is mainly the result of rising sales volumes in the COC product line.

(2) OPERATING EBITDA

The operating EBITDA margin is to increase from 10.5% in fiscal year 2003 to 11.7% in 2008. The highest margin will be 13.5% in 2006, the expected peak in the chemical cycle. This is mainly attributable to the performance of EBTIDA in the largest segment, Chemical Products, which is significantly shaped by the chemical cycle.

In 2004, EBITDA in the Chemical Products and Ticona segments will rise due to lower costs of raw materials and energy, greater productivity and resulting cost savings. In contrast, the EBIDTA margin in the Performance Products segment will drop due to price pressure in view of growing competition from China. The main patent for Sunett is set to expire in 2005. It is therefore planned to increase market penetration by selling greater quantities in order to make up for lower prices after expiry of the patent.

(3) EXTRAORDINARY EXPENSES/NORMALIZATION

The extraordinary expenses and normalization adjustments are made for valuation purposes to show a comparable operating EBITDA margin for the past and planning period.

(4) SPECIAL CHARGES

Special charges are shown separately in the external reporting as well as in the planning.

(5) RESTRUCTURING COST

Restructuring costs include measures, which are shown separately by the company for planning purposes.

(6) EQUITY IN NET EARNINGS OF AFFILIATES

                                   ACTUAL   PLAN   PLAN   PLAN   PLAN   PLAN
in Mio. (euro)                      2003    2004   2005   2006   2007   2008
                                   ------   ----   ----   ----   ----   ----
InfraServs* (Other activities)       10       9      8      8      8      8
Polyplastics (Ticona)                13      15     18     18     18     18
Kepco (Ticona)                        6       7      7      7      7      7
Fortran (Ticona)                      4       6      6      6      6      6
European Oxo (Chemical Products)     (2)     (3)     1      1      1      1
                                     --      --     --     --     --     --
TOTAL                                31      34     40     40     40     40
                                     ==      ==     ==     ==     ==     ==

*    InfraServ Hochst, Gendorf, Knapsack

Source: Annual report and management reporting

In fiscal year 2004, the Company expects equity in net earnings of affiliates to be EUR 3m higher. Most of this income is to come from the joint ventures Polyplastics (EUR 14m), interest in InfraServ-companies (EUR 9m), Korea Engineering Plastics Co. Ltd. (EUR 8m) and Fortron Industries (EUR 6m).

Constant earnings of EUR 40m have been budgeted for the subsequent years up to and including 2008. Polyplastics income is expected to increase by EUR 3m, while fairly constant income is expected for the other companies.

(7) INTEREST AND OTHER INCOME

 in Mio. (euro)                                 ACTUAL   PLAN   PLAN   PLAN   PLAN   PLAN
                                                 2003    2004   2005   2006   2007   2008
                                                ------   ----   ----   ----   ----   ----
Acetate China Joint Ventures (Acetate)             4       3      1     20     27     26
CTE- National Methanol (Chemical Products)        44      21     15     13     10      8
Interest payments in insurance settlement         18      --     --     --     --     --
Income resulting from the change of the legal
   form of an insurance company                   16      --     --     --     --     --
Others                                             6       4      2      2      2      2
                                                  --      --     --     --     --     --
TOTAL                                             88      28     18     35     39     36
                                                  ==      ==     ==     ==     ==     ==

Source: Annual report and management reporting

The dividend income is budgeted to decrease by EUR 24m in fiscal year 2004. According to the planning, most of this income is to come from CTE-National Methanol Co., a joint venture in Saudi Arabia.

The income from CTE-National Methanol Co. (Joint Venture) is budgeted to decrease from 2005, as existing loss carryforwards will have been used up and tax will have to be paid; methanol prices are also expected to drop. On the other hand, income from the Chinese acetate joint ventures is expected to increase. The income from these equity investments increases in the planning until 2008, as the capacity was significantly increased in the past.

(8) INTEREST EXPENSE

The calculation of net interest was based on the financing structure of Celanese AG as of December 31, 2003 and took into account changes at Celanese AG during the course of the successful voluntary public tender offer by BCP (which resulted in higher interest charges). The financing costs for 2004 to 2008 and for the subsequent period were generally stated on the basis of the current loan agreements. An interest rate of 4.0% in 2004 up to 6.5% p.a. in the perpetual annuity was used for any additional funds that will be raised, and 2.0% interest was used for funds that become available. The full distribution of earnings to the shareholders as well as the cash effective changes in the balance sheet were taken into account for determining the net interest expenses in the integrated valuation model. In determining net interest, the assumption was made for the entire planning period that earnings would be distributed in full as of June 30 following the year in which they were generated.

(9) INCOME TAXES

For the German income of the fully consolidated companies of Celanese AG, income taxes comprise trade tax on income and corporate income tax including the solidarity surcharge. For foreign income, a weighted tax rate based on a combination of income taxes and withholding taxes was calculated for each country. Corporate income tax was assessed at 5% of the German and foreign profits distributed to Celanese AG in accordance with Sec. 8b (5) German Corporate Income Tax Act.

The personal income tax incurred at shareholder level was calculated at a typical rate of 35% of planned distributions and, under the half-income procedure, at a rate of 17.5% at company level.

Valuable tax loss carry forwards as well as capital surplus according to Section 272 Sec. 2 Nr. 4 HGB have been reflected as a reduction to the income tax calculation in the integrated valuation model.

(10) MINORITY INTERESTS

The minority interests in earnings taken into account were minor as the Company is the shareholder, directly or indirectly, of all major consolidated companies.

(11) TERMINAL VALUE

In the second forecast phase starting after 2009, future earnings were stated as a perpetual annuity and implicitly assumed to be a geometric progression based on the growth discount in the capitalization rate. The perpetual annuity was estimated on the basis of the planning results of the first forecast phase (detailed planning years). The conclusion was made that an EBITDA margin of 11.0 % represents the Company's terminal average earnings based on the chemical cycle. For this purpose, the significant drivers in the individual segments with regard to their average terminal EBITDA margin were analyzed.

This EBITDA was then adjusted for pension expenses/benefits and the depreciation/reinvestment rate.

(12) PENSION EXPENSES/PAYMENTS

The Company determined the pension payments for fiscal years 2004 to 2008 used in the planning on the basis of an actuarial forecast in accordance with US GAAP.

The pension obligations and other benefit obligations mainly comprise salary-based pension plans in North America and, to a lesser extent, in Europe and the rest of the world. The North American pension plans primarily involve the funded qualified pension plan of Celanese Americas Corporation, USA. Other such funded plans, albeit much smaller, are in place at Celanese Canada Inc., Canada and, to a lesser extent, at Grupo Celanese, Mexico. The other pension plans are mostly unfunded closed or open pension plans. The open pension plans mainly relate to German companies of Celanese AG.

The actuarial calculations took account of the fact that a number of smaller plans are closed plans and BCP has undertaken to provide EUR 381m (loan to Celanese) in funding for future pension obligations.

For valuation purposes, pension expenses can only be recorded in the terminal result to the extent that pension payments are made in the same amounts and that therefore a state of equilibrium is achieved in the Company's pension system. To quantify the anticipated effects on earnings, long-term (up to 50 years) forecasts of pension payments were made by actuaries and the annual pension payments were annuitized. Put simply, annuitization means that the average payments determined in the long-term forecasts are used in the perpetual annuity rather than the pension expense from the first forecast phase.

(13) DEPRECIATION/REINVESTMENT

In the past, the Company's depreciation generally exceeded its capital expenditures. The ratio of accumulated depreciation to cost increased notably as a result.

The depreciation planned for 2004 to 2008 was determined on the basis of the level of capital assets as of December 31, 2003 and the planned capital expenditures for the years 2004 to 2008. The straight-line method of depreciation was applied. In the terminal result from 2009, depreciation was replaced by a long-term average reinvestment rate, which took the depreciation planned in the first forecast phase into account.

(14) SUMMARY

In summary, EBITDA and reinvestment rate for the terminal value can be presented as followed:

EBITDA:              EURm   419
Reinvestment rate:   EURm   243

4.2. PLANNING OF THE OPERATING SEGMENTS AND OTHER ACTIVITIES

A) CHEMICAL PRODUCTS

                               ACTUAL  % of net   PLAN  % of net   PLAN  % of net   PLAN  % of net   PLAN  % of net   PLAN  % of net
in Mio.(euro)                   2003     sales    2004    sales    2005    sales    2006    sales    2007    sales    2008    sales
                               ------  --------  -----  --------  -----  --------  -----  --------  -----  --------  -----  --------
NET SALES                       2.713            2.424            2.383            2.453            2.422            2.388
Change to prior year in %        (3.7)           (10,7)            (1,7)             2,9             (1,3)            (1,4)

OPERATING EBITDA                  284    10,5      297    12,3      309    13,0      355    14,5      302    12,5      273    11,4
Change to prior year in %       (19,3)             4,6              4,0             14,9            (14,9)            (9,6)
Extraordinary expenses/
   Normalization adjustments       --               --               --               --               --               --
                                -----            -----            -----            -----            -----            -----
EBITDA EXCLUDING SPECIAL
   CHARGES, EXPENSES FOR STOCK
   APPRECIATION RIGHTS AND
   RESTRUCTURING COSTS            284    10,5      297    12,3      309    13,0      355    14,5      302    12,5      273    11,4
                                =====            =====            =====            =====            =====            =====
Special charges                     1              (19)              --               --               --               --
Restructuring costs               (12)              (8)             (10)              --               --               --
Expenses for stock
   appreciation rights            (12)              --               --               --               --               --
                                -----            -----            -----            -----            -----            -----
EBITDA                            261     9,7      270    11,1      299    12,5      355    14,5      302    12,5      273    11,4
                                =====            =====            =====            =====            =====            =====

Source: Annual report and management reporting

(1) Sales

The sales budgeted for fiscal year 2004 are lower than 2003 (-10.7%) mainly due to negative currency effects and other effects described below offset by higher volumes. The other effects mainly relate to the absence of oxo sales, the European oxo business having been transferred to a joint venture with Degussa. Budgeted sales also decrease due to a netting of sales and production costs for Acrylates on a commission basis from 2004. This is due to the sale of the Acrylates business in February 2004.

Another slight decrease (-1.7%) in sales is budgeted for fiscal year 2005. The negative price effects due to the anticipated trend in decreasing raw materials prices, mainly for acetyl products, are almost entirely offset by positive volume effects and currency effects. The positive volume effects mostly result from budgeted increases in volumes due to the expected general market growth as a result of the chemical cycle.

The peak of the chemical cycle is currently expected to occur in fiscal year 2006. The budgeted sales growth (+2.9%) is therefore largely a result of higher sales volumes in conjunction with a rise in sale prices in some areas. However, this trend is offset to some extent by negative price effects, especially for acetic acid as a result of the planned extension in capacity through the new acetic acid plant in China.

The budgeted drop in sales in fiscal years 2007 (-1.3%) and 2008 (-1.4%) is primarily attributable to a further decrease in sale prices due to the capacity expansions for acetic acid by Celanese and for acetic acid and VAM by other competitors. On the other hand, raw materials prices are expected to fall. As the segment's main products are basic chemicals, constant volume growth is anticipated for the two years after the peak in the chemical cycle in line with general economic growth expected.

(2) Operating EBITDA

Operating EBITDA in fiscal year 2004 should perform positively against 2003 (+4.6%). This will be the result of volume growth and the impact of lower energy costs, which will be partly offset by currency effects. It is also expected that increased productivity and price reductions in production and other costs will contribute to an increase in earnings.

The growing effect of productivity improvements and further savings on raw materials is expected to further increase earnings in fiscal year 2005 (+4.0%). The assumed drop in the US dollar/Euro exchange rate compared to 2004 will also have a positive effect on earnings. The peak of the chemical cycle anticipated in 2006 substantially affects the performance of operating EBTIDA for the segment. The budgeted increase (+14.9%) is mainly attributable to the positive price and volume effects from the sales growth and from the further drop in the cost of raw materials and energy that is expected. The anticipated reduction in raw materials costs is due to the general price decrease as well as savings from long-term supply agreements.

The decrease in operating EBITDA in fiscal years 2007 (-14.9%) and 2008 (-9.6%) is largely attributable to the negative price effects due to the planned capacity expansions for acetic acid by Celanese and for acetic acid and VAM by other competitors, leading to increasing market saturation. In view of the extent of capacity extensions announced, it is assumed that the anticipated savings from falling prices for raw materials and decreasing energy costs and the volume growth will not fully offset the decrease in margins attributable to lower sale prices.

(3) Extraordinary expenses/Normalization

Within the segment Chemical Products no extraordinary expenses had to be normalized.

(4) Special charges

Special charges in 2004 include costs for a reorganization project and demolition costs for an obsolete production plant in Oberhausen.

(5) Restructuring costs

The Company discloses its various programs to enhance productivity separately under this item.

(6) Terminal value

Chemical Products is the segment most dependent on the chemical cycle. A long-term average was therefore used for the major products acetyl and ADP/oxo in order to have a full cycle for the terminal average earnings. Due to the high impact of VAM prices for emulsions, an average price was calculated. The results from the last budget year were only rolled forward for PVOH in order to account for the full restructuring scheduled during the planning period. The overall terminal EBITDA margin is 10.5%.

B) ACETATE

                                                       ACTUAL   % of net   PLAN   % of net   PLAN   % of net
in Mio. (euro)                                          2003      sales    2004     sales    2005     sales
                                                       ------   --------   ----   --------   ----   --------
NET SALES                                                578                521               570
Change to prior year in %                                n/a               (9,9)              9,4

OPERATING EBITDA                                          74      12,8       68     13,1       76     13,3
Change to prior year in %                                n/a               (8,1)             11,8
Extraordinary expenses/Normalization adjustments           1                  1                --
                                                        ----               ----              ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
   STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS
                                                          75      13,0       69     13,2       76     13,3
                                                        ----               ----              ----
Special charges                                           --                 --                --
Restructuring costs                                       (2)                (9)               (1)
Expenses for stock appreciation rights                    (3)                --                --
                                                        ----               ----              ----
EBITDA                                                    70      12,1       60     11,5       75     13,2
                                                        ====               ====              ====

                                                         PLAN   % of net    PLAN   % of net   PLAN   % of net
in Mio. (euro)                                           2006     sales     2007     sales    2008     sales
                                                        -----   --------   -----   --------   -----   --------
NET SALES                                                 589                505                464
Change to prior year in %                                 3,3              (14,3)              (8,1)

OPERATING EBITDA                                           64     10,9        63     12,5        54     11,6
Change to prior year in %                               (15,8)              (1,6)             (14,3)
Extraordinary expenses/Normalization adjustments           --                 --                 --
                                                        -----              -----              -----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
   STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS
                                                           64     10,9        63     12,5        54     11,6
                                                        -----              -----              -----
Special charges                                            --                (43)                --
Restructuring costs                                        --                 --                 --
Expenses for stock appreciation rights                     --                 --                 --
                                                        -----              -----              -----
EBITDA                                                     64     10,9        20      4,0        54     11,6
                                                        =====              =====              =====

Source: Annual report and management reporting

(1) Sales

Sales are expected to decrease (-9.9%) in fiscal year 2004. The negative currency effects anticipated largely due to the drop in the value of the US dollar against the Euro are only offset to a minor extent by positive price and volume effects as a result of the existing competition.

The increase in sales budgeted in fiscal year 2005 (+9.4%) is largely due to an increase in the sales volume of acetate flakes to the Chinese joint ventures in this segment as the latter plan to continue increasing tow capacity utilisation due to growing demand.

Further sales growth (+3.3%) is expected in 2006. As in the prior year, the main driving factor behind this growth will be the increase in the sales volume of acetate flakes. In contrast, a significant decrease in filament sales volume is expected, as filament is increasingly being pushed off the market by substitutes (e.g. polyester) which are cheaper to produce.

After the peak expected in 2006, sales will decrease in 2007 and 2008, primarily due to anticipated negative volume effects. The decrease in sales volume in the acetate tow product line is related to the full capacity utilization (start up of flake capacity) expected for the Chinese joint ventures. A further increase in market competition is expected in the filament industry.

(2) Operating EBITDA

A decrease in operating EBITDA is expected in 2004 (-8.1%), primarily due to the described sales trend. Currency effects will impact the EBITDA margin to a lesser degree than sales, as sales in US dollars are matched by production costs in the same currency.

The improvement in operating EBITDA (+11.8%) in 2005 is largely due to the planned increase in sales. Despite an expected shift in the product mix towards lower price acetate flakes, the EBITDA margin will be kept constant through cost savings and higher productivity.

The performance of operating EBITDA and EBITDA margin after 2005 is primarily based on the sales trend described, greater capacity utilization, increasing market competition in the filament area and a further shift in the product mix towards acetate flakes.

(3) Extraordinary expenses/Normalization

In 2004 gains on disposal of assets, one time costs for cost cutting measures and maintenance work divided into periods as well as one-off maintenance work have been eliminated. Furthermore planned severance payments are shown separately in 2005.

(4) Special charges

Special charges in 2007 contain expenses related to the planned closure of production plants for acetate tow and filament.

(5) Restructuring costs

The Company discloses its various programs to enhance productivity separately under this item.

(6) Terminal value

The terminal average earnings situation for acetate tow was estimated at 12% after a slight increase in capacity utilization, subsequent market saturation and related price pressure. For filament, it is assumed that the current loss situation will be rectified to the extent that earnings will be slightly positive in the perpetual annuity. The overall terminal EBITDA margin is 11.5%.

C) TICONA

                                    ACTUAL  % of net  PLAN  % of net  PLAN  % of net  PLAN  % of net  PLAN  % of net  PLAN  % of net
in Mio.(euro)                        2003     sales   2004    sales   2005    sales   2006    sales   2007    sales   2008    sales
                                    ------  --------  ----  --------  ----  --------  ----  --------  ----  --------  ----  --------
NET SALES                            675               689             728             760             793             824
Change to prior year in %            n/a               2,1             5,7             4,4             4,3             3,9

OPERATING EBITDA                      98      14,5     124    18,0     139    19,1     159    20,9     170    21,4     181    22,0
Change to prior year in %            n/a              26,5            12,1            14,4             6,9             6,5
Extraordinary expenses/
   Normalization adjustments           3                 8              (3)              3               2              (2)
                                     ---              ----            ----            ----             ---             ---
EBITDA EXCLUDING SPECIAL CHARGES,
EXPENSES FOR STOCK APPRECIATION
RIGHTS AND RESTRUCTURING COSTS

                                     101      15,0     132    19,2     136    18,7     162    21,3     172    21,7     179    21,7
                                     ---              ----            ----            ----             ---             ---
Special charges                       77                (3)             (1)             --              --              --
Restructuring costs                   (8)              (16)             (2)             --              --              --
Expenses for stock appreciation
   rights                            (11)               --              --              --              --              --
                                     ---              ----            ----            ----             ---             ---
EBITDA                               159      23,6     113    16,4     133    18,3     162    21,3     172    21,7     179    21,7
                                     ===              ====            ====            ====             ===             ===

Source: Annual report and management reporting

(1) Sales

Sales in fiscal year 2004 are expected to increase (+2.1%) due to positive volume effects, offset to some extent by negative price and currency effects.

The sales growth anticipated in fiscal year 2005 (+5.7%) is largely a continuation of the trend in 2004. The positive volume effects are mainly related to the increase in volume from the newer product lines, especially COC.

Annual sales growth (+4% p.a.) is expected for the planning period from 2005 to 2008. This sales growth is based on volume effects in all of Ticona's product lines, offset to some extent by negative price effects. COC is the only product line for which negative price effects are not expected. Further segment growth is highly dependent on the market maturity of new uses for COC which are currently under development.

(2) Operating EBITDA

The improvement in operating EBITDA in fiscal year 2004 (+26.5%) is primarily attributable to the expansion of volume sales described, offset to some extent by price and currency effects. Saving measures will also significantly contribute to an increase in earnings.

A further rise in operating EBITDA (+12.1%) is expected for 2005, especially as a result of the further expansion of sales volume. Anticipated rises in the prices for raw materials will be offset by greater productivity and cost-cutting measures.

EBITDA and the EBITDA margin are expected continue growing in the years after 2005 (2006: +14.4%; 2007: +6.9% and 2008: +6.5%). The budgeted volume growth and decreasing raw materials prices are responsible for this trend. Expected increases in wages and salaries will be partly offset by increased productivity.

(3) Extraordinary expenses/Normalization adjustments

In 2004 gains on disposal of assets and maintenance work divided into periods as well as one-off maintenance work were shown separately. For the years 2005 through 2008 periodically arising maintenance work was divided into periods.

(4) Special charges

In the years 2004 and 2005 costs related with to cost savings measures are shown separately.

(5) Restructuring costs

The Company discloses its various programs to enhance productivity separately under this item.

(6) Terminal value

Ticona is generally shaped by the different phases of the lifecycle of technical polymers. For the terminal average earnings situation, the trend away from a specialty to a basic chemical is expected to continue after 2008 as overcapacities start to arise, especially for POM. In contrast, a significant increase in COC volumes and a further decline in marginal unit cost are expected as the number of uses increases. All other areas will remain on a sustainable average at the level of 2008. The EBITDA margin is 19.5%.

D) PERFORMANCE PRODUCTS

                                                    ACTUAL   % of net    PLAN    % of net    PLAN   % of net
in Mio. (euro)                                       2003     sales      2004      sales     2005     sales
                                                    -------   --------   ------   --------   -----   --------
NET SALES                                             150                 143                 142
Change to prior year in %                             n/a                (4,7)               (0,7)

OPERATING EBITDA                                       50      33,3        44      30,8        48     33,8
Change to prior year in %                             n/a               (12,0)                9,1
Extraordinary expenses/Normalization adjustments        2                  (1)                 --
                                                      ---               -----                ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS
                                                       52      34,7        43      30,1        48     33,8
                                                      ---               -----                ----
Special charges                                       (84)                 --                  --
Restructuring costs                                    --                  --                  --
Expenses for stock appreciation rights                 (1)                 --                  --
                                                      ---               -----                ----
EBITDA                                                (33)    (22,0)       43      30,1        48     33,8
                                                      ===               =====                ====

                                                    PLAN   % of net   PLAN   % of net    PLAN   % of net
in Mio. (euro)                                      2006     sales    2007     sales     2008     sales
                                                    ----   --------   ----   --------   -----   --------
NET SALES                                            139               135                126
Change to prior year in %                           (2,1)             (2,9)              (6,7)

OPERATING EBITDA                                      46     33,1       43      31,9       33      26,2
Change to prior year in %                           (4,2)             (6,5)             (23,3)
Extraordinary expenses/Normalization adjustments      --                --                 --
                                                    ----              ----              -----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS
                                                      46     33,1       43      31,9       33      26,2
                                                    ----              ----              -----
Special charges                                       --                --                 --
Restructuring costs                                   --                --                 --
Expenses for stock appreciation rights                --                --                 --
                                                    ----              ----              -----
EBITDA                                                46     33,1       43      31,9       33      26,2
                                                    ====              ====              =====

Source: Annual report and management reporting

(1) SALES

The drop in sales in 2004 (-4.7%) is largely a reflection of the sales strategy for the Sunett product. In anticipation of the drop in prices for Acesulfame-K after the scheduled expiry of the worldwide main production patent in 2005, the sales volume is being extended at lower prices in order to increase market penetration against competition from the generic competition. A further drop in sale prices for Sorbates is also expected given the global excess capacity for Sorbates. The resulting negative price effects cannot be entirely offset by extending the sales volume of Sunett. The further drop expected in the US dollar against the EUR will have a minor negative currency effect as, in contrast to 2003, only some 50% of the sales invoiced in US dollars are hedged.

The slight decrease in sales (-0.7%) planned for fiscal year 2005 is mainly due to the further drop in the price for Sunett accompanied by an increase in sales volume. The price for Sorbates is expected to stabilize. As in the prior year, 50% of the sales invoiced in US dollars will be hedged against exchange rate fluctuations in 2005.

Sales are expected to decrease to a greater extent in the fiscal years after 2005. This trend is mainly attributable to the anticipated drop in the price of Sunett after the expiry of the worldwide main patent which cannot be offset by the budgeted volume growth. Sorbates are expected to stabilize at a low level.

(2) Operating EBITDA

The drop in operating EBITDA (-12.0%) in 2004 is primarily the result of the sales trend described.

The improved operating EBITDA (+9.1%) in 2005 is a combination of the slight decrease in sales and the simultaneous improvement in expense ratios through greater efficiency and cost savings. The EBITDA margin will be improved significantly by adjusting the cost basis to the lower sales level.

The increasing deterioration in operating EBITDA and the EBITDA margin (2006:
-4.2%; 2007: -6.5% and 2008: -23.3%) in the fiscal years after 2005 is due primarily to the anticipated drop of the price of Sunett as a result of the start of Chinese competition on the main sales markets.

(3) Extraordinary expenses/Normalization adjustments

Within the segment performance products only little extraordinary expenses for cost savings had to be normalized.

(4) Special charges

Special charges were not separately planned by the company for this segment.

(5) Restructuring costs

The Company discloses its various programs to enhance productivity separately under this item. Performance Products did not record material restructuring cost.

(6) Terminal value

The terminal average earnings situation for Sunett is shaped by the main patent expiring during the planning period. Chinese competition on the European and North American markets, where the Company previously had a monopoly, is expected to produce a further decrease in prices. There will, however, be another slight increase in volumes. For Sorbates, it is assumed that the current loss situation will be rectified to the extent that no losses will be made in the perpetual annuity. Overall, the EBITDA margin is 27.7%.

E) OTHER ACTIVITIES

                                             ACTUAL   % of net    PLAN   % of net   PLAN   % of net
in Mio.(euro)                                 2003      sales     2004     sales    2005     sales
                                             ------   --------   -----   --------   ----   --------
NET SALES                                        44                 36                36
Change to prior year in %                     (20,0)             (18,2)               --
OPERATING EBITDA                                (79)   (179,5)    (102)   (283,3)    (97)   (269,4)
Change to prior year in %                      29,5              (29,1)              4,9
Extraordinary expenses/Normalization
   adjustments                                   10                (10)               (7)
                                              -----              -----              ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES
   FOR STOCK APPRECIATION RIGHTS AND
   RESTRUCTURING COSTS
                                                (69)   (156,8)    (112)   (311,1)   (104)   (288,9)
                                              -----              -----              ----
Special charges                                   1                (31)               (5)
Restructuring costs                              --                 (2)               --
Expenses for stock appreciation rights          (23)                --                --
                                              -----              -----              ----
EBITDA                                          (91)   (206,8)    (145)   (402,8)    (109)   (302,8)
                                              =====              =====              ====

                                             PLAN   % of net   PLAN   % of net   PLAN   % of net
in Mio.(euro)                                2006     sales    2007     sales    2008     sales
                                             ----   --------   ----   --------   ----   --------
NET SALES                                      36                36                36
Change to prior year in %                      --                --                --
OPERATING EBITDA                              (99)   (275,0)   (101)   (280,6)   (102)   (283,3)
Change to prior year in %                    (2,1)             (2,0)             (1,0)
Extraordinary expenses/Normalization
   adjustments                                 (1)               --                --
                                             ----              ----              ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES
   FOR STOCK APPRECIATION RIGHTS AND
   RESTRUCTURING COSTS
                                             (100)   (277,8)   (101)   (280,6)   (102)   (283,3)
                                             ----              ----              ----
Special charges                                (5)               (5)               (5)
Restructuring costs                            --                --                --
Expenses for stock appreciation rights         --                --                --
                                             ----              ----              ----
EBITDA                                       (105)   (291,7)   (106)   (294,4)   (107)   (297,2)
                                             ====              ====              ====

Source: Annual report and management reporting

(1) Sales

The decrease in sales in fiscal year 2004 (-18,2%) is largely attributable to lower budgeted sales to third parties by the Group's insurance companies.

Constant sales at the level of fiscal year 2004 are expected for the fiscal years after 2004.

(2) Operating EBITDA

For the years from 2004 to 2008, EBITDA for Other Activities before pensions will remain at the 2003 level. The deterioration of EBITDA is due to the provision for pensions and similar obligations that must be taken into account on the basis of actuarial reports.

(3) Extraordinary expenses/Normalization adjustments

Extraordinary expenses for 2004 contain expected expenses related to payments for a member of the board. Furthermore in the figures for 2004 and 2005 one-off personnel expenses in connection with individual contractual change of control arrangements are shown separately.

(4) Special charges

Special charges in 2004 contain advisory expenses in connection with the public tender offer.

(5) Restructuring costs

The Company discloses its various programs to enhance productivity separately under this item.

(6) Terminal value

The Company expects to be able to reduce the costs of the corporate centers by 5% p.a. on average in the long term. For Celanese Ventures, it is assumed that the current loss situation will be rectified to the extent that no losses will be made in the perpetual annuity.

The actuarial calculations of future pension obligations described above are also reflected in Other Activities.

5. CAPITALIZATION RATE

The capitalized earnings value is determined by discounting the future net earnings to the valuation date. Economically speaking, the calculation of the capitalized earnings value is a comparison of the net cash flows to the owners from the enterprise with an alternative investment. The basis for comparison is the cash flow which can be generated by an investment in fixed-interest public sector securities at the prevailing interest rate. In order to compare the two figures, both cash flows must have the same properties, i.e. they must be equal with regard to their maturity, uncertainty, availability and purchasing power.

For this purpose, the underlying capitalization rate is determined by the base interest rate, to which a risk premium is applied as well as a growth discount for the terminal value.

5.1. BASE INTEREST RATE

In calculating the base interest rate, which is equivalent to the long-term future earnings from the company, the long-term average return on securities from the most credit-worthy issuers must be taken into account, since this value (prevailing interest rate) can also be expected through all interest highs and lows. On the other hand, current interest rates must also be taken into account to the extent that the investor purchasing fixed-interest securities has to accept the current yield for a certain period. In mid-June 2004, the running yield on public sector securities with a remaining time to maturity of nine to ten years was around 4.3% (cf. Deutsche Bundesbank, "Umlaufrendite offentlicher Wertpapiere mit einer Restlaufzeit von neun bis zehn Jahren", June 16, 2004). The interest rate expected to prevail in the subsequent period (reinvestment return) was put at around 6.5% based on the historical performance of real interest rates in the past and anticipated inflation. In a third step, a uniform base interest rate was determined from the interest rates for the two periods using financial mathematics methods (cf. Widmann/Schieszl/Jeromin, FB 12/2004, p. 803). The long-term average interest rate is around 5.5% according to the rules of financial mathematics. This rate was used as the equivalent base interest rate for the valuation.

5.2. RISK PREMIUM

The element of uncertainty can be addressed by applying a risk premium to the base interest rate or, based on an explicit presentation of the risk structure, by using certainty-equivalent future earnings. Certainty-equivalent future earnings are the certain amount considered to be equivalent to future earnings subject to risk. A typical risk-adverse capital market participant will weight the risks more strongly than the rewards when reconciling forecast uncertain future earnings to their certainty equivalent. For the same reason, a risk premium needs to be applied to the base interest rate when uncertain future earnings are capitalized.

The risk premium is generally calculated using capital market data in accordance with the principles of the capital asset pricing model (CAPM). This capital market-based risk premium is calculated based on the difference in returns between investments in company shares and risk-free investments. Capital market investigations of long review periods have shown that investments in shares in the past generated higher returns than investments in low-risk debt securities. Assuming a range of 4% to 6%, dependent also on the review period, a risk premium of 5.0% was set for the case at hand. There are no indications that investors in the future will demand risk premiums substantially different from past premiums.

The average risk premium has to be modified to suit the company's specific risk structure. This enterprise-specific risk is expressed as the beta factor in the capital asset pricing model. This reflects the systemic, i.e. non-diversifiable risk of a specific share in relation to all shares. The beta factor is shaped by the industry in which the enterprise operates and its capital structure. A distinction is made between purely operational risks and capital structure risks. A beta factor less than one, for instance, means that the share is exposed to lower price fluctuations than the average share. Beta factors are determined from capital market data using regression analysis.

In this case, a beta factor was determined based on a historical analysis of the beta factor of Celanese AG using a raw beta factor determined from capital market data by the financial information provider Bloomberg L.P., New York/USA. This analysis was carried out for period that was both as long as possible and representative in terms of the measurability of the enterprise-specific business risk of Celanese AG. BCP published its decision to make a voluntary public tender offer to the shareholders of Celanese AG for EUR 32.50 per share on December 16, 2003. The tender document published by BCP on February 2, 2004 for its voluntary public tender offer to the shareholders of Celanese AG stated the intention to conclude a domination and profit and loss transfer agreement and to perform a squeeze-out of the minority shareholders. After the successful tender offer, this intention was reiterated in the ad hoc press release by Celanese AG dated April 28, 2004 in which the Company announced that it would use its best efforts to bring about the entry into force of a domination and profit and loss transfer agreement. After news of the takeover became public knowledge on December 16, 2003, the Celanese AG share price fluctuated to an unusual extent, such that the historical beta factors after February 2, 2004 and at the latest as of April 28, 2004 no longer enable an appropriate estimate of the business risk of Celanese AG.

The two-year period from February 3, 2002 to February 2, 2004 as well as the two-year period from April 29, 2002 to April 28, 2004 was used to determine the beta factor of Celanese AG. The weekly beta factor compared to the MSCI during this periods was 1.3.

Based on the foregoing, the risk premium was determined to be 6.5% (market risk premium of 5.0% multiplied by the individual beta factor of Celanese AG of 1.3).

5.3. TAXES

In accordance with the equivalent availability principle, the alternatives to be compared must be freely available to the owners or investors after taxes. In accordance with IDW Standard S 1, the capitalization rate must be reduced by a typical income tax charge of 35% in the same manner as the future earnings to be capitalized (taking the half-income procedure into account in the latter case).

5.4. GROWTH DISCOUNT

Compared with an investment in fixed-interest securities, an equity investment generally offers greater protection against inflation and greater growth potential but less security. To enable comparison with fixed-interest securities, a growth discount must be applied to the base interest rate in the perpetual annuity.

Based on the market situation and the currently low inflation rate, an inflation or growth discount of one percentage points was stated to account for the chance of a price or volume-induced increase in earnings. Here it was assumed that Celanese AG will, at least in part, be able to compensate for cost increases and to maintain its real earnings by increasing nominal earnings. It was also assumed that the Company will be able to realize long-term productivity increases at a commensurate level. A higher discount does not appear justifiable as Celanese AG operates in markets in which competitive pressure can be high and in which price increases can only be achieved to a limited extent.

On the basis of the above considerations, the capitalization rates were determined as follows:

                                                            FORECAST   FORECAST
                                                             PHASE I   PHASE II
                                                            -------------------
                                                                %          %
-------------------------------------------------------------------------------
Base interest rate                                               5,5        5,5
   Market risk premium                                           5,0        5,0
   Beta factor                                                   1,3        1,3
Risk premium (market risk premium x beta factor)                 6,5        6,5
-------------------------------------------------------------------------------
Capitalization rate                                             12,0       12,0
   before personal income tax
Typical personal income tax (35.0%)                             -4,2       -4,2
-------------------------------------------------------------------------------
Capitalization rate after tax                                    7,8        7,8
Growth discount                                                  0,0        1,0
-------------------------------------------------------------------------------
CAPITALIZATION RATE AFTER PERSONAL INCOME TAX                    7,8        6,8
-------------------------------------------------------------------------------

The capitalization rate for phase I (2004 to 2008) is 7,8 % and that for phase II (from fiscal year 2009 onwards) is 6,8%.

6. DETERMINATION OF THE CAPITALIZED EARNINGS VALUE

6.1. QUANTIFICATION AND CALCULATION OF THE CAPITALIZED EARNINGS VALUE

Based on the degree of detail of the planning, the earnings forecast was divided into two phases in accordance with the "Standards for the Valuation of Business Enterprises" presented in IDW Standard S 1:

FORECAST PHASE I covers the period from 2004 to 2008 with individual planning of net results by the Company.

FORECAST PHASE II covers the future after fiscal year 2008 as a single value ("perpetual annuity").

The results in phase II are determined based on the results planned for fiscal years 2004 to 2008 in phase I and the analysis of the significant drivers in the individual segments with regard to their average terminal EBITDA margin.

Although some subsidiaries report an accumulated loss as of December 31, 2003, these losses were notionally netted against available reserves or equity (where legally permissible) for the purposes of valuation in order to be able to distribute future expected earnings in full (assumption of full distribution).

The distributable earnings to be capitalized and the resulting capitalized earnings value of Celanese AG are derived as follows, applying the above capitalization rates (after tax) as of the valuation date, July 31, 2004:

in Mio. (euro)                                              PLAN 2004  PLAN 2005  PLAN 2006  PLAN 2007  PLAN 2008  2009 FF.
                                                            ---------  ---------  ---------  ---------  ---------  --------
EBITDA excluding special charges, expenses for stock
   appreciation rights and restructuring costs                    429        465        527        479        437       419
Special charges                                                   (53)        (6)        (5)       (48)        (5)       --
Restructuring costs                                               (36)       (13)        --         --         --        --
Expenses for stock appreciation rights                             --         --         --         --         --        --
                                                              -------    -------    -------    -------    -------  --------
EBITDA                                                            340        446        522        431        432       419
   Depreciation                                                  (219)      (232)      (232)      (232)      (225)     (243)
                                                              -------    -------    -------    -------    -------  --------
EBIT                                                              121        214        290        199        207       176
   Dividend income                                                 28         18         35         39         36        36
   Equity in net earnings of affiliates                            34         40         40         40         40        40
   Other financial result                                         (11)       (12)       (13)       (14)       (20)      (23)
                                                              -------    -------    -------    -------    -------  --------
EBT                                                               172        260        352        264        263       230
   Company taxes                                                  (35)       (53)       (72)       (71)       (70)      (69)
                                                              -------    -------    -------    -------    -------  --------
Net Income (excl. discontinued operations
   and minority interest)                                         137        207        280        193        193       161
   Discontinued operations                                         19         --         --         --         --        --
   Disadvantage compensation High Yield Bond                        2          1         --         --         --        --
   Minority interest                                                6          2         --         --         --        --
                                                              -------    -------    -------    -------    -------  --------
Taxable income of the shareholder                                 164        210        280        193        193       161
   Income taxes of the standard investor             17,50%       (29)       (37)       (49)       (34)       (34)      (28)
                                                              -------    -------    -------    -------    -------  --------
Capitalizable earnings                                            135        173        231        159        159       132
                                                              =======    =======    =======    =======    =======  ========
Discount rate                                                   7,800%     7,800%     7,800%     7,800%     7,800%    6,800%

Discount factor                                               0,93358    0,86603    0,80337    0,74568    0,69117  10,16432
                                                              -------    -------    -------    -------    -------  --------
Present value                                                     126        149        186        119        110     1.346
                                                              -------    -------    -------    -------    -------  --------
Sum of present values of continued operations                   2.036
                                                              =======

Source: Management reporting

The capitalized earnings value of Celanese AG is EUR 2.035,7m as of the valuation date, July 31, 2004.

6.2. NON-OPERATING ASSETS

Celanese AG has non-operating assets that are not required for operations. These non-operating assets are properties in the United States, Mexico, Belgium and Korea as well as smaller legal entities and the photographs in the corporate center in Kronberg.

Properties in the US and in Belgium ware connected to restructuring measures, and are therefore already included in the operating planning of the individual segments. In this case, only the distribution of the cash in the amount of the book value after deduction of personal income tax was taken into account.

All other non-operating assets were not included in the planning and have therefore been accounted for separately. The capital gain was subject to trade tax on income, corporate income tax and solidarity surcharge. The capital gain was together with the book value then taxed with personal income tax and fully distributed.

For purposes of the business valuation, the distribution was made from available capital surplus.

Non-operating assets resulted in a special value of EUR 53.1m.

6.3. STOCK OPTIONS

The Company issued stock options to executive staff in 2002. These stock options are subject to a vesting period of five years but may be exercised after two years (from July 8, 2004 and January 31, 2005) if the following conditions are met.

For premature exercise, the performance of the Celanese shares must exceed the median of a peer group (The Dow Chemical Company, DSM N.V., Eastman Chemical Company, Solutia Inc., Imperial Chemical Industries plc., Lyondell Chemical Corporation, Methanex Corporation, Millennium Chemicals Inc. and Rhodia S.A.). This has been the case since the publication of the voluntary tender offer.

It was assumed that the options will be exercised and sold over the stock exchange or the settlement will be accepted. At the latest the option will be exercised one day before the first compensation payment is due. The special value from the stock options therefore has to be reflected in the current year 2004.

Consequently, the special value from the stock options for 2004 was determined applying the treasury stock method. The negative special value amounts to EUR -21.5m.

7.   BUSINESS VALUE, SETTLEMENT AND COMPENSATION PER SHARE

The majority shareholder of Celanese AG, BCP, holds a total of 41,588,227 shares or some 84.32% of the Celanese AG voting shares outstanding as of June 17, 2004. Celanese AG issued an ad hoc press release on April 28, 2004 in which the Company announced its intention to use its best efforts to conclude a domination and profit and loss transfer agreement with BCP. This will require approval by the supervisory board and by shareholders holding 75% of the share capital represented at the shareholders' meeting.

Under Sec. 305 (3) Sentence 2 AktG, the circumstances of the company at the time of adoption of the resolution at the shareholders' meeting must be taken into account in the determination of the settlement for the squeeze-out of the minority shareholders.

Pursuant to Sec. 305 (1) and (3) AktG, the reasonable settlement payable has to be determined such that shareholders can withdraw from the company without suffering financial prejudice. The retiring shareholder must receive the amount that corresponds to the value of its investment in the enterprise (see OLG Celle, decision of July 31, 1998, Der Betrieb 1998, p. 2,006). Where stock market prices are not relevant, the amount of the consideration corresponds to the proportionate share in the objective business value determined according to IDW Standard S 1.

Consequently, the company has to be valued in light of the assets existing as of the valuation date and its legal and economic situation. Future impacts stemming from the domination and profit and loss transfer agreement do not have to be taken into account. All the above valuation principles to be observed in application of IDW S 1 must be applied.

Under Sec. 304 (2) AktG, as an alternative to the cash compensation, the shareholder must be guaranteed at least annual payment of the amount that could be expected to be distributed as the average profit for each share based on the current results of operations of the company and its future earnings prospects.

Earnings, which are usually subject to change, are condensed in the company's capitalized earnings value, which represents the payments between the company and its shareholders, taking into account the timing of such payments. The legislator does not base the obligation to pay a settlement on these future earnings which are usually subject to change, but requires a fixed compensation payment. Hence the fixed compensation payment must account for fluctuations in earnings, although these are evened out by a uniform average amount.

The interest rate used to annuitize the capitalized earnings value must consider that the fixed compensation payment - also known as guaranteed dividend - is subject to a risk comparable to an industrial bond over the term of the domination and profit and loss transfer agreement, and that this risk only changes after the end of the agreement. The interest rate used for annuitization is therefore the average of the risk-adjusted capitalization rate and the practically certain base interest rate.

The rate also needs to reflect the fact that only half of the compensation payment is subject to tax under the half-income procedure.

The Federal Court of Justice (BGH) ruled in its decision of July 21, 2003 (II ZB 17/01) that "in the profit and loss transfer agreement, the outside shareholders must be guaranteed as (fixed) compensation pursuant to Sec. 304 (1) Sentence 1,
(2) Sentence 1 AktG the anticipated average distributable profit per share less the corporate income tax (on distributions) payable by the company at the effective tax rate."

Generally the literal application of this decision overrides the cut-off date principle with regard to corporate income tax. Nevertheless, due to high court ruling, a gross compensation was calculated based on the valuation model used for the net compensation but without corporate income tax and solidarity surcharge. Moreover the proportionate amount with corporate income tax and solidarity surcharge was calculated, using the difference between gross compensation and net compensation as measurement. The difference was then the proportionate amount without corporate income tax and solidarity surcharge.

The share capital of Celanese AG is currently EUR 140m. The share capital is divided into 54,790,369 registered no-par shares. The Company holds 5,468,901 of this number as treasury shares, which do not represent any rights acc. to
Section 71b AktG. and are therefore not included in the calculation of the settlement pursuant.

Based on the number of shares, the BUSINESS VALUE, THE SETTLEMENT AND THE COMPENSATION (NET AND GROSS) PER SHARE are as follows as of July 31, 2004:

--------------------------------------------------------------------------------
Sum of present value of continued operations (EUR m)                     2.035,7
Non operating assets (EUR m)                                                53,1
Dilutive effect from stock options (EUR m)                                 -21,5
                                                                      ----------
BUSINESS VALUE IN EUR M                                                  2.067,4
--------------------------------------------------------------------------------
Number of shares                                                      49.321.468
SETTLEMENT PER SHARE IN EUR                                                41,92
--------------------------------------------------------------------------------
NET COMPENSATION IN EUR                                                     2,89
GROSS COMPENSATION IN EUR                                                   3,27
--------------------------------------------------------------------------------

In the following the net compensation per share will be derived from the settlement. The gross compensation was equally calculated, although without corporate income tax and solidarity surcharge.

Moreover the proportionate compensation payments were derived from the net compensation and the gross compensation as described.

                                                                    COMPENSATION
                                                                       PAYMENT
                                                       -------------------------
                                                            %            EUR
--------------------------------------------------------------------------------
SETTLEMENT PER SHARE                                                   41,92
--------------------------------------------------------------------------------
Base interest rate                                           5,50
   Half of the market risk premium                     2,5
   Beta factor                                         1,3
Risk premium (market risk premium x beta factor)             3,25
                                                       ----------
Capitalization rate                                          8,75
   before personal income tax
--------------------------------------------------------------------------------
Annuitization                                                           3,67
   before personal income tax
Typical personal income tax (35.00%)                                   -1,28
                                                                    ------------
Annuitization                                                           2,38
   after personal income tax
--------------------------------------------------------------------------------
 Half-income procedure (17.50%)                                         0,51
                                                                    ------------
 NET COMPENSATION                                                       2,89
                                                                    ------------
 GROSS COMPENSATION                                                     3,27
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                    ./. CORPORATE
                                                      INCOME TAX
                                           GROSS         AND
                                           COMPE-     SOLIDARITY    NET
                                          NSATION     SURCHARGE     COMPENSATION
--------------------------------------------------------------------------------
                                           (EURO)       (EURO)         (EURO)
--------------------------------------------------------------------------------
Proportionate compensation payment
(with corporate income tax
and solidarity surcharge)                   1,45        -0,38           1,07

Proportionate compensation payment
(without corporate income tax
and solidarity surcharge)                   1,82           0            1,82
--------------------------------------------------------------------------------
TOTAL COMPENSATION                          3,27        -0,38           2,89
--------------------------------------------------------------------------------

8.   STOCK MARKET PRICE

In accordance with the decision of the Federal Constitutional Court of April 27, 1999, the stock market price of the company's shares must be compared with the value per share determined in accordance with the capitalized earnings method (cf. the comments above under C.8.).

The following chart shows the performance of the share price of Celanese AG against the MSCI (Morgan-Stanley-Capital-International) World Index for the period from September 16, 2003 to April 28, 2004:

                                   [GRAPHIC]

The following chart shows the performance of the share price of Celanese AG and the trading volume for the period from September 16, 2003 to April 28, 2004:

                                   [GRAPHIC]

The Federal Court of Justice takes the three months immediately preceding the valuation date as the reference period. By contrast, the predominant opinion in the relevant commentaries (cf. Section C.8.) is that the reference period ends on the day prior to publication of tender offers or the execution of a group formation or similarly important events. This view is reflected in Sec. 5 (1) WpUG-Angebots-VO, which stipulates that the consideration offered in a voluntary tender offer/compulsory offer must equal at least the average domestic stock market price of the target's shares over the last three months preceding publication of the decision to make an offer.

Below is a summary of the stock market prices for the reference periods, correctly derived from the arithmetic mean of all listed prices in accordance with the judgment of the Dusseldorf Higher Regional Court dated January 31, 2003 (AG 2003, p. 332). The reference periods each end one day before the events stated took place. The listed prices for the three-month period are based on analyses from Bloomberg. Events of particular importance for the stock market price of the Celanese share are:

o February 2, 2004: compulsory publication of the voluntary public tender offer by BCP to acquire all registered no-par shares in Celanese AG for a price of EUR 32.50 per share

o April 6, 2004: successful completion of the voluntary public tender offer by BCP with 84.32% of all voting shares outstanding

o April 28, 2004: announcement of the management board resolution to take all steps necessary to conclude a domination and profit and loss transfer agreement with BCP

------------------------------------------------------------------------------
                          3-month average   3-month average   3-month average
                          (NOV. 03, 2003-   (JAN. 07, 2004-    (JAN. 29, 2001-
CELANESE AG SHARE PRICE    FEB. 02, 2004)    APR. 06, 2004)     APR. 28, 2004)
------------------------------------------------------------------------------

Arithmetic mean in EUR         30.54              32.32              32.82
------------------------------------------------------------------------------

Source: Bloomberg

The range of arithmetic means for the abovementioned dates is EUR 30.54 to EUR
32.82. Furthermore the average stock market prices for the three month period ended June 17, 2004 was determined with EUR 34,95. Hence all average prices determined until the announcement of the management board resolution on April 28, 2004 that all steps necessary to conclude a domination and profit and loss transfer agreement with BCP would be taken are less than the value of EUR 41,92 determined for each registered share and the stock market price is therefore not relevant.

It also needs to be considered that the current stock market price has been heavily influenced by the announcement of the voluntary public tender offer at a price of EUR 32.50 per share on

December 16, 2003. This is shown by the erratic behavior of the share price at the time of the announcement and on the successful conclusion of the voluntary public tender offer on April 6, 2004.

The stock market value and the fair value are equated on the assumption that the stock market will accurately value the earnings power of the company in question based on the information which is made available or is accessible, that the buyer of shares will be guided by the market's assessment and that supply and demand will behave accordingly, such that the market's valuation will be reflected in the shares' stock market price (cf. Fleischer, ZGR 2001 p. 1 and p.
27).

Application of the capitalized earnings method approach to determine an appropriate cash settlement for the conclusion of a domination and profit and loss transfer agreementis therefore consistent with previous court rulings as well as the fundamental considerations of the Federal Constitutional Court.

9.   SPECIAL DIFFICULTIES

No particular difficulties arose in determining the business value of Celanese
AG.

E    SUMMARY

BCP Crystal Acquisition GmbH & Co. KG, Kronberg i.Ts., whose indirect sole partner is Blackstone Crystal Holdings Capital Partners IV (Cayman) Ltd. currently holds a total interest of 84.32% of the voting shares of Celanese AG, Kronberg i.Ts.. The management board of Celanese AG and the management board of BCP Crystal Acquisition GmbH & Co. KG have decided to take all necessary steps to conclude a domination and profit and loss transfer agreement pursuant to Secs. 291 et seq. AktG. This will require approval by the supervisory board of Celanese AG and by shareholders holding 75% of the share capital represented at the shareholders' meeting of Celanese AG. The outside shareholders are to be offered appropriate compensation pursuant to Sec. 304 AktG or a settlement pursuant to Sec. 305 AktG.

The management of BCP Crystal Acquisition GmbH & Co. KG and the management board of Celanese AG therefore engaged us to present a report on the business value of Celanese AG and on the amount of appropriate compensation or settlement as of July 31, 2004 based on the "Standards for the Valuation of Business Enterprises" set forth in IDW Standard S 1. It is expected that the resolution on the domination and profit and loss transfer agreement will be adopted on this day, which is the second day of the extraordinary shareholders' meeting of Celanese AG taking place from July 30 and July 31, 2004.

We followed the "Standards for the Valuation of Business Enterprises" set forth in IDW Standard S 1 in preparing this report and calculated the business value of Celanese AG as a capitalized earnings value. The German Stock Companies Act and the highest court rulings have also been taken into account.

We determined the earnings to be capitalized on the basis of the Company's planning for fiscal years 2004 to 2008, having judged such planning to be plausible and suitable for the valuation after an analysis of past results and our discussions with the management board and other contacts at the Company. For the terminal result for the fiscal years from 2008 onwards, we generally used the figures from the planning for the years 2004 to 2008, taking the chemical industry cycle into account. We determined the distributable earnings by deducting the sustainable reinvestment rate, pension payments and modified net interest as well as business taxation (trade tax, corporate income tax including the solidarity surcharge as well as foreign income taxes). We arrived at the earnings to be capitalized after deduction of the shareholders' personal income tax.

We have presented the assumptions used in the planning of Celanese AG and our valuation in detail in this report and discussed the reasons for their use.

We used an expected long-term capital market return of 5.5% on low-risk securities from top-rated issuers as the basis for the capitalization rate.

We applied a 6,5% premium for investor risk on the basis of the CAPM. Including a typical income tax charge of 35%, the capitalization rate used to discount the Company's expected earnings for fiscal years 2004 to 2008 was 7.8%. For the years following 2008, we assumed that the Company would be able to increase its profits by an annual rate of 1% (growth discount). The capitalization rate for this phase was therefore reduced to 6.8%.

Celanese AG was valued as follows as of the valuation date, July 31, 2004:

--------------------------------------------------------------------------------
Sum of present value of continued operations (EUR m)                     2.035,7
Non operating assets (EUR m)                                                53,1
Dilutive effect from stock options (EUR m)                                 -21,5
                                                                      ----------
BUSINESS VALUE IN EUR M                                                  2.067,4

Number of shares                                                      49.321.468
SETTLEMENT PER SHARE IN EUR                                                41,92
--------------------------------------------------------------------------------

Under Sec. 304 (2) AktG, as an alternative to the cash compensation, the shareholder must be guaranteed at least annual payment of the amount that could be expected to be distributed as the average profit for each share based on the current results of operations of the company and its future earnings prospects.

The interest rate used to annuitize the capitalized earnings value accounted for the fact that the fixed compensation payment is subject to a risk comparable to an industrial bond over the term of the domination and profit and loss transfer agreement, and that this risk only changes after the end of the agreement. The interest rate used for annuitization is therefore the average of the risk-adjusted capitalization rate and the practically certain base interest rate of 8.75%.

The rate also reflected the fact that only half of the compensation payment is subject to tax under the half-income procedure.

The following compensation payment (net and gross) per share was determined for Celanese AG as of the valuation date, July 31, 2004:

--------------------------------------------------------------------------------
NET COMPENSATION IN EUR                                                     2,89
GROSS COMPENSATION IN EUR                                                   3,27
--------------------------------------------------------------------------------

To test the plausibility of the business value determined in accordance with IDW Standard S 1, we analyzed the Company's stock market value in accordance with generally accepted business valuation principles. As presented in Section D.8., the stock market price in this case is less than the business value to be determined and therefore cannot be used as a basis for determining the cash settlement.

We issue this report to the best of our knowledge with reference to the professional standards as set out in Secs. 2 and 43 WPO.

Eschborn/Frankfurt am Main, June 17, 2004

Ernst & Young AG
Wirtschaftsprufungsgesellschaft

/s/ Klaus Sulzbach                     /s/ ppa. Claudia Hillenherms


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